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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                      AMERICAN MOBILE SYSTEMS INCORPORATED,

                           NEXTEL COMMUNICATIONS, INC.

                                       AND

                     MOBILE COMMUNICATIONS OF FLORIDA, INC.

                           DATED AS OF April 25, 1995



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                                                          TABLE OF CONTENTS
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ARTICLE I.  MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

        1.1         Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
        1.2         Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
        1.3         Certificate of Incorporation and By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
        1.4         Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE II.  CONVERSION OF AMS COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

        2.1         Conversion of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
        2.2         Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
        2.3         Assumption of Employee Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
        2.4         Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        2.5         Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        2.6         Notice of Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        2.7         Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
        2.8         Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
        2.9         Distribution with Respect to Unexchanged
                    Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
        2.10        Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
        2.11        Rule 145 Legending . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF AMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

        3.1         Corporate Status, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
        3.2         Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
        3.3         Consents/Approvals; Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
        3.4         Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        3.5         Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
        3.6         Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        3.7         No Pending or Threatened Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        3.8         No Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        3.9         No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        3.10        Title to Properties; Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
        3.11        Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        3.12        Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        3.13        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        3.14        Materially Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
        3.15        Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                    (a)     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                    (b)     License Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                    (c)     Condition of Systems 35  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                    (d)     Fees; License Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                    (e)     Management Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                    (f)     Wide-Area System Application   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

        3.16        Proxy Statement/Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
        3.17        Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
        3.18        Third-Party Investment Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
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                 3.19        Related Party Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
                 3.20        Transactions Not in the Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . .   42
                 3.21        Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
                 3.22        Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
                 3.23        Certain Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF
             NEXTEL AND NEWCO   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

                 4.1         Corporate Status, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
                 4.2         Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
                 4.3         Consents/Approvals; Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
                 4.4         Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
                 4.5         Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
                 4.6         Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
                 4.7         No Pending or Threatened Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
                 4.8         No Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
                 4.9         No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
                 4.10        Title to Properties; Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
                 4.11        Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
                 4.12        Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
                 4.13        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
                 4.14        Materially Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
                 4.15        Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63

                             (a)     License Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
                             (b)     Other Regulatory Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
                             (c)     Wide-Area System Application   . . . . . . . . . . . . . . . . . . . . . . . . . .   65

                 4.16        Proxy Statement/Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
                 4.17        Non Contravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66

         ARTICLE V.  COVENANTS OF AMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67

                 5.1         Conduct of AMS Pending the Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
                 5.2         SEC Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
                 5.3         Stockholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
                 5.4         Covenants of AMS Prior to the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .   73
                 5.5         No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
                 5.6         Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
                 5.7         Warrant and Option Holders, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
                 5.8         Vote of AMS Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77
                 5.9         No Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77

         ARTICLE VI.  COVENANTS OF NEWCO AND NEXTEL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77

                 6.1         Conduct of Nextel Prior to the Closing . . . . . . . . . . . . . . . . . . . . . . . . . .   77
                 6.2         SEC Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   78
                 6.3         Current Public Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80
                 6.4         NASDAQ Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80
                 6.5         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80
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ARTICLE VII.  JOINT COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85

                 7.1         Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85
                 7.2         State Takeover Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86
                 7.3         FCC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86
                 7.4         Related Nextel Stock Issuance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
                 7.5         Support of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
                 7.6         Antitrust Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
                 7.7         Substitution of Subsidiary or Successor
                             Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
                 7.8         Stock Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
                 7.9         Nextel Vote of AMS Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   92
                 7.10        Transfer of AMS Common Stock by Nextel . . . . . . . . . . . . . . . . . . . . . . . . . .   92

         ARTICLE VIII.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93

                 8.1         Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
                 8.2         Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93

         ARTICLE IX.  CONDITIONS TO OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93

                 9.1         Conditions to Obligations of Nextel,
                             Newco and AMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
                 9.2         Conditions to Obligations of Nextel
                             and Newco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   97
                 9.3         Conditions to the Obligations of AMS . . . . . . . . . . . . . . . . . . . . . . . . . . .   99

         ARTICLE X.  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  101

                 10.1        Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  101
                 10.2        Other Definitional Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  111

         ARTICLE XI.  TERMINATION/EFFECTIVENESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  112

                 11.1        Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  112
                 11.2        Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  114

         ARTICLE XII.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  115

                 12.1        Communications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  115
                 12.2        Non-Waiver of Remedies and Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  116
                 12.3        Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  116
                 12.4        Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  116
                 12.5        Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  116
                 12.6        Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  117
                 12.7        Law Governing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  117
                 12.8        Communications Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  117
                 12.9        Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  117
                 12.10       Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  117
                 12.11       Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  118
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               12.12       Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 118
               12.13       Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 119
               12.14       Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 119
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
                    TABLE OF EXHIBITS, ANNEXES AND SCHEDULES

EXHIBITS                         DESCRIPTION
- - --------                         -----------
A                                Certificate of Incorporation of Newco

B                                By-laws of Newco

C                                Directors and Officers

ANNEX                            DESCRIPTION
- - -----                            -----------

A                                Form of Restrictive Legend

B                                Form of Rule 145 Affiliate Agreement

1                                Original Warrant

2                                Side Agreement

SCHEDULE                         DESCRIPTION
- - --------                         -----------

2.3                              AMS Employee Stock Options

3.1(c)                           Any Obligations of AMS with respect to Shares

3.1(e)                           Subsidiaries of AMS

3.1(f)                           Debt of AMS due after December 31, 1994

3.3(b)                           Third-Party Consents

3.4                              Violation of any Statute, Laws or Regulations

3.5                              Material Debts, Obligations, Liabilities or Commitments

3.6                              Capitalization as of December 31, 1994 - Authorized and Outstanding Shares of the AMS

3.7                              Pending or Threatened Litigation

3.8                              Contractual Defaults

3.9                              Material Adverse Changes Since December 31, 1994 and Material Contracts

3.10                             Liens and Encumbrances
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SCHEDULE                         DESCRIPTION
- - --------                         -----------
3.11                             Excluded Patents, Patent Rights, Trademarks, Trademark Rights, Trade Names, Trade Name
                                 Rights, Copyright Registrations, Know-How and Other Proprietary Information

3.13                             Tax Related Matters

3.15(b)                          License Information

3.15(c)                          License Issues

3.17                             Contravention

3.19                             Related Party Transactions

3.20                             Material Transactions Not in the Ordinary Course of Business

3.21(a)                          Employee Benefit Plans

3.21(j)                          Material Post-Employment Benefits

3.21(k)                          Acceleration of Vesting Benefit Due to Execution of Agreement

3.21(l)                          Amendments to Employee Plans

3.21(n)                          Accruals and Unpaid Claims

3.21(o)                          Benefits to Non-Employees

3.21(p)                          Parachute Payments

3.27(e)                          Managed Licensee List

3.28                             Registration Rights

4.1(b)                           Qualification

4.1(d)                           Liens

4.3(b)                           Third-Party Consents

4.4                              Noncompliance With Laws

4.6                              Capitalization of Nextel

4.7                              Pending or Threatened Actions

4.8                              Contractual Defaults
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SCHEDULE                         DESCRIPTION
- - --------                         -----------
4.9                              Material Adverse Changes

4.13                             Tax Matters

4.15(a)                          License Information

4.15(b)                          Other Regulatory Matters

5.1                              Exceptions to Conduct of Business Pending the Closing

5.6                              Rule 145 Affiliates
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

                          AGREEMENT AND PLAN OF MERGER

                 Agreement and Plan of Merger dated as of April 25, 1995
("Agreement") by and among NEXTEL Communications, Inc., a Delaware corporation
("Nextel"), American Mobile Systems Incorporated, a Delaware corporation ("AMS") and Mobile Communications of Florida, Inc., a Delaware corporation and a wholly-owned subsidiary of Nextel ("Newco").

                                    RECITALS

                 WHEREAS, the respective Boards of Directors of Nextel, Newco and AMS have each determined that it is in the best interests of their respective stockholders for Newco to merge with and into AMS upon the terms and subject to the conditions set forth herein;

                 WHEREAS, the respective Boards of Directors of Newco and AMS have each approved the merger of Newco with and into AMS, upon the terms and subject to the conditions set forth herein; and

                 WHEREAS, for Federal income tax purposes, it is intended that the merger of Newco into AMS qualify as a reorganization under the provisions of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

                 NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereby agree as follows:





                                ARTICLE I. MERGER

                 1.1 Merger. At the Effective Time (as hereinafter defined), Newco shall be merged with and into AMS in accordance with the provisions of Section 251 of the Delaware General Corporation Law ("DGCL") and the separate corporate existence of Newco shall thereupon cease (the "Merger"). AMS shall be the surviving corporation (the "Surviving Corporation") and shall be governed by the laws of the State of Delaware.

                 1.2 Effective Time. As soon as practicable following the satisfaction (or, to the extent permitted by law, the waiver) of all of the conditions set forth in Article IX, and provided that this Agreement has not been terminated pursuant to Article XI, AMS and Newco shall cause a Certificate of Merger to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger will become effective at the time and date when such Certificate of Merger is filed with the Secretary of State of Delaware (the "Effective Time").

                 1.3 Certificate of Incorporation and By-Laws. The
Certificate of Incorporation of AMS as in effect immediately prior to the Effective Time shall be amended and restated at the Effective Time to read in its entirety as shown on Exhibit A attached hereto and, as so amended and restated, shall be the Certificate of Incorporation of AMS as the Surviving Corporation and from the Effective Time shall constitute the "Certificate of Incorporation" of the Surviving Corporation within the meaning of Section 104 of the DGCL until duly amended in accordance with its terms. The By-Laws of AMS as in effect immediately prior to the Effective Time shall be amended and restated in their entirety at the Effective Time to read as shown in Exhibit B attached hereto and, as so amended and restated, shall become the By-Laws of AMS as the Surviving Corporation and from the Effective Time shall constitute the By-Laws of the Surviving Corporation until amended in accordance with law and the Certificate of Incorporation of the Surviving Corporation.

                 1.4 Directors and Officers. The directors and officers of AMS immediately prior to the Effective Time shall resign effective as of the Effective Time and shall be replaced, at the Effective Time, by those persons who shall be designated or elected and appointed, as the case may be, as set forth on Exhibit C attached hereto, to serve as the directors and officers of the Surviving Corporation from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or until their earlier resignation or removal or as otherwise provided by law.

                   ARTICLE II. CONVERSION OF AMS COMMON STOCK

                 2.1 Conversion of Stock. Each share of AMS Common
Stock, par value $0.01 per share ("AMS Common Stock"), that shall be issued and outstanding at the Effective Time (other than (i) the Excluded Shares (as defined below), (ii) shares of AMS Common Stock, if any, owned by Newco, and
(iii) shares of AMS Common Stock held in the treasury of AMS, which shall be cancelled as part of the Merger), shall, by virtue of the Merger and without more, be converted at the Effective Time into and become 0.620 of a share of Nextel Class A Common Stock, par value $0.001 per share ("Nextel Common Shares"), as contemplated and further detailed by the provisions of Section 2.2 herein, and subject to adjustment only in accordance with Section 2.2 herein (the "Exchange Ratio"). To the extent the conversion of any holder's outstanding shares of AMS Common Stock would otherwise have resulted in the issuance of a fractional Nextel Common Share, the holder thereof shall be entitled to receive payment therefor in accordance with the provisions of Section 2.10. Any such purchases of fractional interests are merely intended to provide a mechanical rounding off of fractional shares and are not a separately bargained for consideration. Notwithstanding any other provision of this Article II, in no event will the Nextel Common Shares issued upon the effectiveness of the Merger be issued in any circumstances other than in conversion of outstanding shares of AMS Common Stock. Notwithstanding any other provision of this Article II, if all AMS Equivalent Securities (as defined below) that are outstanding and unexercised at the Effective Time were exercised, converted or otherwise exchanged in accordance with their terms immediately prior to the Effective Time into shares of AMS Common Stock, and Nextel Common Shares were issued therefor upon the Effective Time in accordance with this Section 2.1, then the maximum number of Nextel Common Shares that could be issued in accordance with this
Section 2.1 for all shares of AMS Common Stock then issued and outstanding (other than any Excluded Shares) would not exceed 4,200,000 Nextel Common Shares ("Maximum Nextel Shares"). For purposes of this Agreement, "Excluded Shares" means those shares of AMS Common Stock issued and outstanding and owned by Nextel on the date hereof and at the Effective Time, as reflected and described on Schedule 2.1, and those shares of AMS Common Stock that are issued or would be issuable upon exercise of the Warrant granted to Nextel by AMS on or about April 7, 1993, as amended to the date hereof (the "Original Warrant"). For purposes of this Agreement, "AMS Equivalent Securities" means options, warrants, rights and other securities of AMS (other than the Original Warrant) which, upon their exchange, exercise, conversion and/or substitution (including related procedures) would result in or require (whether on the occurrence of any event or contingency or otherwise) the issuance of shares of AMS Common Stock.

                 2.2 Adjustments. (a) The Exchange Ratio is based on the following information provided by AMS to Nextel: (i) on the date hereof, there are 6,528,721 outstanding shares of AMS Common Stock; (ii) additionally, on the date hereof, there are outstanding commitments to issue (A) up to 87,000 shares of AMS Common Stock upon exercise of options now outstanding as reflected and described on Schedule 3.6 and (B) up to 160,000 shares of AMS Common Stock upon exercise of warrants now outstanding as reflected and described on Schedule 3.6; and (iii) notwithstanding the foregoing, at the Effective Time there shall be issued and outstanding (on a fully diluted basis) no more than 6,775,721 shares of AMS Common Stock (the "Maximum AMS

Common Equivalents") and, assuming the Maximum AMS Common Equivalents were to be converted in the Merger into Nextel Common Shares in accordance with Section 2.1, such conversion would result in the issuance of no more than the Maximum Nextel Shares; provided, that the information reflected in each of the foregoing clauses (i), (ii) and (iii) is stated without taking into effect and does not include any of the Excluded Shares.

                        (b) If the number of shares of AMS Common Stock issued and outstanding (on a fully diluted basis) at the Effective Time (but not including any of the Excluded Shares) exceeds the Maximum AMS Common Equivalents, then Nextel may elect to proportionately decrease the Exchange Ratio, rounding to the nearest one one-thousandth (.001) of a Nextel Common Share, rounding upward to the next highest one one-thousandth (.001) of a Nextel Common Share in the case of any .0005 of a Nextel Common Share (1.0004 Nextel Common Shares would accordingly be 1.000 Nextel Common Shares and 1.0005 Nextel Common Shares would be 1.001 Nextel Common Shares).

                        (c) In addition to the adjustments provided pursuant to the foregoing Section 2.2(b), Nextel and AMS agree that, in the event of any change in the authorized capital stock of AMS, or the declaration or payment of any dividend or distribution by either AMS or Nextel to their respective stockholders, or any split or reclassification in respect of the outstanding stock of either of them, then appropriate adjustments shall be made to the Exchange Ratio so as to reflect treatment designed to place each of Nextel, AMS and the converting holders of shares of AMS Common Stock and AMS Equivalent Securities in the same posture (except as to cash for fractional shares) as if the Effective Time had occurred immediately prior to the occurrence of the event giving rise to such adjustment.

                 2.3 Assumption of Employee Stock Options. (a) Schedule
2.3 lists each employee stock option outstanding on the date of this Agreement, whether or not fully exercisable (collectively, the "AMS Stock Options"), to purchase AMS Common Stock heretofore granted outside of the AMS Stock Option Plan or granted or assumed by AMS pursuant to the AMS Stock Option Plan as amended and in effect on the date of this Agreement, a true, complete and correct copy of which plan AMS hereby confirms has been delivered to Nextel prior to the date hereof (the "AMS Option Plan"). Schedule 2.3 also sets forth with respect to each AMS Stock Option the option exercise price, the number of shares subject to the option, any related stock appreciation rights, the dates of grant, vesting, exercisability and expiration of the option and whether the option is an incentive stock option or a non-qualified stock option. All rights under the AMS Stock Options shall be treated as provided in this Section 2.3 and, to the extent the terms of the AMS Option Plan and/or of any related agreements are inconsistent with the treatment to be accorded to the AMS Stock Options pursuant to this Section 2.3, then AMS shall use its best efforts to cause the AMS Option Plan and/or any related agreements with affected participants to be amended, and all required third party, governmental and regulatory body consents or approvals to such amendments to be procured, such that all such inconsistencies shall be eliminated by the Effective Time.

                        (b) Each AMS Stock Option outstanding at the Effective Time shall be assumed at the Effective Time by Nextel and continue to be an issued and outstanding option in accordance with the terms of the AMS Option Plan and/or any related agreement, except that: (i) Nextel and the Compensation Committee of its Board of Directors shall be substituted for AMS and the Committee of the Board of Directors of AMS administering such AMS Option Plan,
(ii) from and after the Effective Time, each such AMS Stock Option may be exercised only for Nextel Common Shares notwithstanding any contrary provision of the AMS Option Plan or any related stock option agreements executed in connection with the grant of such AMS Stock Option, (iii) each such AMS Stock Option shall at the Effective Time become an option to purchase a number of Nextel Common Shares equal to the product arrived at by multiplying the Exchange Ratio by the number of shares of AMS Common Stock subject to such option immediately prior to the Effective Time ("Converted Nextel Shares"), and (iv) the exercise price per Converted Nextel Share at which each such AMS Stock Option is exercisable shall be the amount (rounded to the nearest whole cent) arrived at by dividing the exercise price per share of AMS Common Stock at which such AMS Stock Option is exercisable immediately prior to the Effective Time by the Exchange Ratio (the "Converted Per Share Price"); provided, however, that, notwithstanding the foregoing, Nextel shall not issue or pay for any fractional share otherwise issuable upon any exercise by any holder of AMS Stock Options, as assumed and adjusted as aforesaid. In addition, notwithstanding clauses (iii) and (iv) of the immediately preceding sentence, each AMS Stock Option which is identified on
Schedule 2.3 to be an incentive stock option shall be adjusted as required by
Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code.

                        (c) If, at or prior to the Effective Time, the terms of any stock option plan maintained by Nextel would permit Nextel and/or the Compensation Committee of its Board of Directors to grant substitute options for Nextel Common Shares in exchange for or in replacement of AMS Stock Options, provided that such substitution is effected on terms providing identical substantive treatment to the holders of AMS Stock Options as the substantive treatment such holders are contemplated to receive pursuant to the foregoing Sections 2.3(a) and 2.3(b), then Nextel at the Effective Time may grant such substitute options in exchange for or in replacement of, instead of assuming, the AMS Stock Options outstanding immediately prior to the Effective Time.

                        (d) The Board of Directors of AMS and/or of the Surviving Corporation, as appropriate, shall take such action as may be required under the AMS Option Plan to effectuate the foregoing. Prior to the Effective Time, Nextel shall reserve for issuance (and, if not previously registered pursuant to the

Securities Act of 1933, as amended (the "Securities Act"), register) the number of shares of Nextel Common Shares necessary to satisfy the obligations of Nextel and/or of the Surviving Corporation under this Section 2.3. Prior to the Effective Time, AMS, and thereafter the Surviving Corporation, as may be appropriate, shall take such actions as are necessary to effect the provisions of this Section 2.3, and to preserve for the holders of AMS Stock Options the benefits to be provided pursuant to this Section 2.3. Notwithstanding anything in this Section 2.3(d), neither AMS nor Nextel shall have any liability for failing to take (or to cause to be taken) actions in respect of any employee stock option plan or related agreement that would violate (in any material respect) the terms thereof or would be prohibited by applicable law.

                 2.4 Exchange Agent. First Chicago Trust Company of New
York, or any other national bank or trust company designated by Nextel prior to the Effective Time (and reasonably acceptable to AMS) shall act as agent of the Surviving Corporation for purposes of, among other things, mailing and receiving transmittal letters and distributing certificates for Nextel Common Shares, and cash in lieu of fractional shares of Nextel Common Shares, to the AMS stockholders (the "Exchange Agent"). Prior to the Effective Time, Nextel and the Exchange Agent shall enter into an exchange agent agreement providing for, among other things, the matters set forth in Sections 2.2 through 2.11.

                  2.5 Exchange of Certificates. After the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented shares of AMS Common Stock (other than certificates representing any Excluded Shares or shares held in the treasury of AMS) (a "Certificate") shall, upon surrender of the same to the Exchange Agent, be entitled to receive in exchange therefor certificates representing the number of whole Nextel Common Shares into which such holder's shares of AMS Common Stock shall have been converted by the Merger in accordance with Section 2.1. Pending such surrender and exchange, each Certificate shall be deemed for all corporate purposes, other than as set forth in Section 2.7, to evidence the number of whole Nextel Common Shares into which such shares of AMS Common Stock shall have been so converted by the Merger and the right to receive cash for any fractional interest resulting therefrom.

                 2.6 Notice of Exchange. Promptly after the Effective
Time, the Surviving Corporation shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender and exchange of the Certificate and specifying that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent, and such other matters as the Surviving Corporation shall reasonably specify. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may be required by such instructions or letter of transmittal, and subject to any withholding of Taxes (as hereinafter defined), the Exchange Agent shall promptly deliver to the person entitled thereto a certificate for the number of Nextel Common Shares (together with cash in lieu of a fractional share of Nextel Common Shares, if any), and the surrendered Certificate shall, by virtue of such delivery, automatically be cancelled. The certificates representing Nextel Common Shares to be issued in the Merger shall be properly issued and countersigned and executed and authenticated, as appropriate.

                  2.7 Payment of Dividends. Unless and until any Certificate shall be surrendered pursuant to Section 2.6, no dividend (cash or stock) or other distribution payable to holders of record of Nextel Common Shares as of any date subsequent to the Effective Time shall be paid to the holder of a Certificate, but upon such surrender of a Certificate there shall be paid to the record holder of the certificate for Nextel Common Shares issued in exchange therefor the amount of dividends, if any, but without interest, that have theretofore become payable subsequent to the Effective Time with respect to the number of whole Nextel Common Shares represented by such certificate issued upon such surrender and exchange.

                 2.8 Transfer. The stock transfer books of AMS shall be closed at the Effective Time. If Nextel Common Shares are to be issued to a person other than the person in whose name the

Certificates are registered, it shall be a condition of such issuance that the Certificates surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay all transfer and other Taxes required by reason of the receipt by a person other than the registered holder of the Certificates surrendered, or establish to the reasonable satisfaction of the Surviving Corporation or the Exchange Agent that such Tax has been paid or is not applicable. Except as provided in this Section
2.8 or as expressly directed or consented to by Nextel or by the Surviving Corporation, no transfer or assignment of any shares of or rights in AMS capital stock (including, without limitation, AMS Equivalent Securities) shall take place after the Effective Time.

                  2.9 Distribution with Respect to Unexchanged Certificates. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to the Surviving Corporation any Nextel Common Shares which had been made available to the Exchange Agent by or on behalf of Nextel, Newco or the Surviving Corporation and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Nextel Common Shares payable upon due surrender of their Certificates. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to a holder of Certificates for amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares.

                 2.10 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional Nextel Common Share or certificates or scrip therefor shall be issued as a result of the conversion of issued and outstanding capital stock of AMS into Nextel Common Shares, but in lieu of each fractional interest, Nextel may either (i) in its sole and absolute discretion, deliver a number of whole Nextel Common Shares rounding up to the nearest whole share to eliminate such fraction or (ii) make a payment in cash therefor, without interest, at a pro rata price based on the closing price per one whole Nextel Common Share on the last day of sale on the Nasdaq National Market before the Effective Time (the "Closing Per Share Value"). Arrangements shall be made with the Exchange Agent pursuant to which holders of Certificates entitled to fractional interests shall receive such rounded-up whole shares or such cash payments, as Nextel may elect. If Nextel elects to settle such fractional share interests by cash payments, Nextel shall provide the Exchange Agent with sufficient cash to make such payments, and, thereafter, Nextel shall cause the Exchange Agent to make such payments to such holders in cash, without interest, on the surrender of their Certificates.

                 2.11 Rule 145 Legending. All Rule 145 Affiliates shall receive certificates for Nextel Common Shares which shall bear restrictive legending of the type contemplated in Annex A, whether or not they are signatories to a written agreement in substantially the form of Annex B hereto which is delivered to Nextel at the Closing.

               ARTICLE III. REPRESENTATIONS AND WARRANTIES OF AMS

                 In order to induce Nextel and Newco to enter into this Agreement, AMS represents and warrants to Nextel and Newco (which representations and warranties shall not survive the Merger) that:

                 3.1 Corporate Status, etc. (a) AMS and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation.

                          (b) Except as set forth in the attached Disclosure
Schedule under a reference to this Section, AMS and/or each of its Subsidiaries, as the case may be, is duly qualified and in good standing to conduct business as a foreign corporation in all jurisdictions where it currently conducts business activities or owns or leases properties or assets, in any of the foregoing cases, on a more than incidental or nominal basis in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, and would not materially adversely affect AMS' ability to perform its obligations under this Agreement.

                          (c) Except as expressly set forth in or as
specifically contemplated by this Agreement or the Disclosure Schedule attached hereto under a reference to this Section, neither AMS nor any of its Subsidiaries (i) owns, directly or indirectly, any of the outstanding capital stock or other securities having voting rights or securities convertible into capital stock of any Person (except the capital stock of any of the Subsidiaries of the AMS) or other securities having voting rights of any Person; (ii) has any commitments or obligations, either firm or conditional, to issue, sell, hypothecate, pledge or otherwise encumber or dispose of any shares of capital stock of AMS or of any of the Subsidiaries of AMS to any party other than AMS or a wholly-owned Subsidiary of AMS; (iii) has any commitments or obligations, either firm or conditional, to redeem, repurchase or otherwise acquire any outstanding shares of capital stock or other securities of AMS or shares of capital stock or other securities of any other Person; or (iv) is a party to (or, other than the voting agreements relating to AMS expressly provided for herein, committed to enter into) any voting trust or stockholder agreements with any holders of any shares of capital stock of AMS or any of its Subsidiaries. Except as set forth in the Disclosure Schedule attached hereto with a reference to this Section and other than with respect to its Subsidiaries, AMS does not own, directly or indirectly, any partnership, equity, profit, participation or similar ownership interest in any corporations, partnerships, joint ventures, trusts, unincorporated organizations, associations or similar entities.

                          (d) AMS has the corporate power and authority
(directly or indirectly through one or more of its Subsidiaries) to own or lease (as appropriate) and operate its (and such Subsidiaries') properties and to conduct the business in the manner in which it (and any of such Subsidiaries) is currently engaged.

                          (e) Set forth in the Disclosure Schedule under a
reference to this Section is a complete list of the direct and indirect Subsidiaries of AMS, which list sets forth the name of each of the Subsidiaries, each assumed, fictitious or similar name by or under which such Subsidiary conducts business, its place of organization and the ownership interest held therein by AMS. Except as set forth in such Disclosure Schedule, AMS owns, directly or indirectly, free and clear of all Liens and has the unrestricted power to dispose of (subject to the requirements of state and Federal securities laws), all of the outstanding capital stock of each of its Subsidiaries and, except as set forth in such Disclosure Schedule, since the date of acquisition or formation, as appropriate, by AMS, the assets, liabilities and results of operations of the Subsidiaries of AMS have been included in the consolidated financial statements of AMS referred to in Section 3.5 of this Agreement in the manner and to the extent required by GAAP. All of such shares of stock of the Subsidiaries so owned by AMS are duly authorized, validly issued, fully paid and nonassessable.

                          (f) Except as disclosed in the 1994 10-K (as
hereinafter defined) or in the Disclosure Schedule under a reference to this Section, AMS and its Subsidiaries have no debt for borrowed money including capital leases which, pursuant to its terms and giving effect to its normal schedule for payment or amortization, will come due for payment after December 31, 1994.

                 3.2 Power and Authority. (a) Except for any requirement to obtain stockholder approval of the Merger, which shall be sought as contemplated in Section 5.3 herein, AMS has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby.

                          (b) This Agreement has been duly authorized, executed
and delivered by AMS and constitutes a legal, valid and binding obligation of AMS, enforceable against AMS in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 3.3 Consents/Approvals; Enforceability. (a) No consents of, filings with, authorizations or other actions of, any Governmental Authority are required to be received, made or filed by, or taken on behalf of, AMS for AMS' execution, delivery and performance of this Agreement, other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act and any applicable state securities or "blue sky" laws or (iii) compliance with any applicable requirements of the Federal Communications Commission (the "FCC"), except for any such consents, filings, authorizations or other actions the failure to receive, make or take would not (1) have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, or assuming and giving effect to the consummation of the Merger, on the Surviving Corporation and its Subsidiaries, taken as a whole, or (2) adversely affect the consummation of the transactions contemplated hereby or (3) materially adversely affect AMS' ability to perform its obligations under this Agreement.

                          (b) Except as set forth in the Disclosure Schedule
under a reference to this Section, no consent, approval, waiver or other action by any Person (other than any Governmental Authority, referred to in Section 3.3(a) above) under any contract, agreement, indenture, lease or other similar document to which AMS or any of its Subsidiaries is a party or by which any of them or any of their respective properties is bound is required for the execution, delivery and performance by AMS of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for any such consents, approvals, waivers or other actions the failure to receive or take would not (1) have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, or assuming and giving effect to the consummation of the Merger, on the Surviving Corporation and its Subsidiaries, taken as a whole, or (2) adversely affect the consummation of the transactions contemplated hereby or (3) materially adversely affect AMS' ability to perform its obligations under this Agreement.

                 3.4 Compliance with Laws. Except as set forth in the Disclosure Schedule under a reference to this Section:

                          (a) each of AMS and its Subsidiaries is not currently
in violation (nor are any of them currently liable or otherwise currently responsible with respect to prior violations) of any statute, law or regulation applicable to any of its or their presently or formerly owned properties or to the conduct of its or their current or past businesses, nor do (i) any of the business practices followed, services provided or products made, modified or installed by any of them (in the ordinary course of their businesses or otherwise), or (ii) to the knowledge of AMS, (A) any of the SMR Licenses (as such term is defined in Section 3.15) or SMR Systems (as such term is defined in
Section 3.15) that are subject to a Management Agreement (as such term is defined in Section 3.15) or (B) any of the parties who, pursuant to Third-Party Management Agreements (as such term is defined in Section 3.15), manage or perform other services with respect to SMR Licenses held by AMS or one of its Subsidiaries (such parties collectively, "Third-Party Managers"), violate any statute, law or regulation applicable thereto, which violations are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, or to materially adversely affect AMS' ability to perform its obligations under this Agreement, or the costs or consequences of correction or remediation of which, to the extent required to comply with applicable Requirements of Law, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, or to materially adversely affect AMS' ability to perform its obligations under this Agreement;

                          (b) none of (i) the business of AMS or any of its
Subsidiaries, (ii) the business practices followed, services or products performed, sold or otherwise made available by AMS or any of its Subsidiaries or
(iii) to AMS' knowledge, the business practices, services or products followed, performed, sold or otherwise made available by any of the Third-Party Managers, violates any applicable law or regulation relating to air, water or noise pollution or employee health and safety or the production, storage, labeling, transportation or disposition of solid waste or hazardous or toxic substances, which violations, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, or to materially adversely affect AMS' ability to perform its obligations under this Agreement, or the costs or consequences of correction or remediation of which (to the extent required to comply with applicable Requirements of Law), individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole or to materially adversely affect AMS' ability to perform its obligations under this Agreement;

                          (c) AMS and its Subsidiaries and, to AMS' knowledge,
each person holding any SMR Licenses or SMR Systems that are subject to a Management Agreement and each of the Third-Party Managers, have timely obtained all licenses and permits and timely filed all reports required to be filed under any such applicable laws or regulations except for any such license, permit or report the failure to obtain or make are not reasonably likely to have a Material Adverse Effect on AMS and its Subsidiaries taken as a whole; and

                          (d) AMS and its Subsidiaries have not, and, to AMS'
knowledge, no other person has, (i) stored any chemical substances, including any "Hazardous Substances," "Pollutants" or "Contaminants" (as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA")) on or beneath any of the real properties owned or leased by AMS or any of its Subsidiaries, (ii) received any notice from any Governmental Authority advising that any of AMS or any of its Subsidiaries are potentially responsible for response costs with respect to a release or threatened release of Hazardous Substances, Pollutants or Contaminants, (iii) buried, dumped or otherwise disposed of any chemical substances, including any Hazardous Substances, Pollutants or Contaminants on or beneath any of the real properties owned or leased by AMS or any of its Subsidiaries or (solely as to AMS or any of its Subsidiaries and not with respect to any other person) on or beneath any other real property or (iv) received written notice of any violation of any environmental, zoning or other land use ordinance, law or regulation relating to the operation of the business of AMS or any of its Subsidiaries, or to any of the processes followed, services provided or products made, modified or installed (in the ordinary course of its or their business or otherwise), including, but not limited to, the Toxic Substances Control Act of 1976, as amended, the Resource Conservation Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, CERCLA or the Occupational Safety and Health Act of 1976, as amended, nor are any of AMS or any of its Subsidiaries aware of any such violation, other than, in the case of the foregoing clauses (i) through (iv), for such matters, individually or in the aggregate, as are not reasonably likely to have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, or to materially adversely affect AMS' ability to perform its obligations under this Agreement.

                 3.5 Financial Statements. AMS has furnished to Nextel (or an authorized representative of Nextel) (a) the audited financial statements, including the notes thereto, contained in AMS' Annual Report on Form 10-K for the fiscal year ended June 30, 1994, in final form as filed with the SEC (such Form 10-K the "1994 10-K") and (b) an unaudited balance sheet, statement of operations and statement of cash flows as of and for the six months ended December 31, 1994 (together with the audited financial statements, the "AMS Financial Statements"). Such AMS

Financial Statements (together with the notes thereto) present fairly, in all material respects, the financial condition and results of operations of AMS and its Subsidiaries as of the dates and for the periods indicated (subject, in the case of the unaudited financial statements, to normal year end audit adjustments none of which, alone or in the aggregate, would have a Material Adverse Effect on AMS and its Subsidiaries taken as a whole), are consistent in all material respects with the books and records of AMS and its Subsidiaries and have been prepared in accordance with GAAP (applied consistently throughout the periods involved except as otherwise stated in the notes thereto). The balance sheets (and, in the case of audited balance sheets, the notes thereto) included in the AMS Financial Statements disclose or reflect all material liabilities in existence on the relevant date and required by GAAP to be disclosed or reflected therein. Except as disclosed or reflected in the AMS Financial Statements or as disclosed in the Disclosure Schedule under a reference to this Section, there are no (i) material debts, obligations or liabilities of any nature, including Contingent Obligations, of AMS and its Subsidiaries except for those debts, obligations and liabilities of AMS and its Subsidiaries that may have been incurred after December 31, 1994 in the ordinary course of business provided that such debts, obligations and liabilities are usual in nature and amount and were incurred consistent with past sound business practice, both individually and in the aggregate, (ii) site leases or (iii) other leases or commitments that will not be fully performed and satisfied within one year from the date hereof, which leases or commitments individually involve payments to be made, or goods or services to be provided or purchased having a fair market value in excess of $25,000 individually, to which AMS or any of its Subsidiaries is a party or by which any of them or any of their respective properties is bound, other than those made in the ordinary course of business.

                 3.6 Capitalization. (a) As of the date hereof, the authorized and outstanding shares of capital stock of AMS (exclusive of shares held in AMS' treasury) is as shown in the Disclosure Schedule under a reference to this Section. Except as specifically set forth in such Disclosure Schedule under a reference to this Section, all outstanding shares of capital stock of AMS have been duly authorized and validly issued and are fully paid and non-assessable, and have been originally issued (or re-issued, as the case may be) by AMS in transactions that complied, in all material respects, with the Requirements of Law in effect at the relevant times of the issuances and applicable to AMS in the context of such transactions. Except as set forth in the Disclosure Schedule under a reference to this Section, there are no outstanding (nor is there any obligation of AMS to issue any) AMS Equivalent Securities. There are no outstanding obligations of AMS or any Subsidiary of AMS to repurchase, redeem or otherwise acquire any AMS Equivalent Securities, other than those specifically identified as such and described and listed in the Disclosure Schedule under a reference to this Section.

                          (b) Except as specifically contemplated by this
Agreement, all rights, preferences, restrictions, and limitations applicable to the capital stock of AMS are set forth in the Certificate of Incorporation as certified by the Secretary of State of Delaware on July 27, 1993. A true, correct and complete copy of each of the Certificate of Incorporation and the ByLaws of AMS has been delivered to Nextel (or an authorized representative of Nextel) prior to the execution hereof. There are no amendments pending or proposed to either such Certificate of Incorporation or such By-Laws except as expressly contemplated and provided herein.

                 3.7 No Pending or Threatened Actions. Except as disclosed in the 1994 10-K and the Purported Class Actions (as described in the Disclosure Schedule under a reference to this Section) and such other matters as are set forth in the Disclosure Schedule under a reference to this Section, there are no actions, suits, proceedings, claims or investigations (collectively, "Claims") formally instituted and pending or, to the knowledge of AMS, threatened against AMS or any of its Subsidiaries or that specifically identify AMS or any of its Subsidiaries or any of their properties or assets (other than Claims affecting generally any group of similarly situated third parties such as members of the SMR industry), or before or by any Governmental Authority, or any arbitration panel or alternative dispute resolution body (collectively, "Forums"), which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, or to materially adversely affect AMS' ability to perform its obligations under this Agreement. Except as set forth in such Disclosure Schedule under a reference to this Section, neither AMS nor any of its Subsidiaries is subject to or in default under any order, writ, injunction or decree (collectively, "Order") of any Forum which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, or to materially adversely affect AMS' ability to perform its obligations under this Agreement.

                 3.8 No Defaults. Except as set forth in the Disclosure Schedule under a reference to this Section, (i) neither AMS nor any of its Subsidiaries is in default under or with respect to any contractual obligation to which AMS or any of its Subsidiaries is a party or by which any of them or their respective properties is bound, which default would have a Material Adverse Effect on AMS and its Subsidiaries taken as a whole or would materially adversely affect AMS' ability to perform its obligations under this Agreement and (ii) to AMS' knowledge, no other party to any contract to which AMS or any of its Subsidiaries is a party or by which any of them or their respective properties is bound is in default of such contract in any material respect or has indicated an intention to terminate any such contract, excluding any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole.

                 3.9 No Material Adverse Change. Except as set forth in the Disclosure Schedule under a reference to this Section, since December 31, 1994, there has not been any Material Adverse Change to AMS and its Subsidiaries, taken as a whole.

                 3.10 Title to Properties; Encumbrances. Except as set forth in the Disclosure Schedule under a reference to this Section, AMS and each of its Subsidiaries has good and valid title to all its material properties and assets, real and personal, tangible and intangible (including, without limitation, all the properties and assets reflected in the consolidated balance sheet of AMS as of June 30, 1994, contained in the 1994 10-K except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business or with the consent of Nextel since the date thereof) as is requisite to the conduct of their respective businesses in substantially the same manner as presently conducted and there is no title defect in any of such properties or assets which is reasonably likely to have at any time a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole. Such properties and assets of AMS and its Subsidiaries are subject to no Liens, except for (i) Liens reflected on or disclosed in such consolidated balance sheet of AMS (including the notes thereto), (ii) Liens set forth on the Disclosure Schedule under a reference to this Section, (iii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in or exceptions to title thereto which individually or in the aggregate do not materially detract from the value of, or materially impair the use of, such property by AMS or its

Subsidiaries in the operation of its or their respective businesses as currently conducted, (iv) Permitted Liens and (v) Liens incurred in the ordinary course of business since June 30, 1994 securing the payment of indebtedness or other amounts not in excess of $25,000 individually or $100,000 in the aggregate (with respect to related items).

                 3.11 Intellectual Property. Except as set forth in the Disclosure Schedule under a reference to this Section, (a) AMS and its Subsidiaries each own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyright registrations, know-how and other proprietary information ("Rights") used in the conduct of their respective businesses as presently being conducted, except for such licenses or rights the failure to own or possess by AMS and its Subsidiaries is not likely to have a Material Adverse Effect on AMS and its Subsidiaries taken as a whole; (b) the validity of such items and the title thereto of AMS and its Subsidiaries have not been disputed in any litigation to which AMS or any of its Subsidiaries is a party nor, to the knowledge of AMS, is any such litigation threatened; and (c) the conduct of the businesses of AMS and its Subsidiaries as now conducted does not conflict with Rights of others in any way that is reasonably likely to have a Material Adverse Effect on AMS and its Subsidiaries taken as a whole. No material infringement of any Right owned by or licensed by or to AMS or its Subsidiaries is known to AMS.

                 3.12 Brokers. AMS has no arrangements with any broker, finder or investment banker which would entitle any such Person to a brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, except in connection with the retention of an investment banking firm as contemplated by Section 9.3(g) hereof. A copy of the engagement letter between AMS and such financial advisor, and all related agreements or instruments, has been provided to Nextel prior to the execution and delivery of this Agreement.

                 3.13 Taxes. Except as set forth in the Disclosure Schedule under a reference to this Section, AMS and its Subsidiaries, individually or as successors to any combined or merged entity, have timely and correctly filed or caused to be filed all federal, foreign, state, county and local tax returns, reports and statements (the "Tax Returns") heretofore required to be filed by AMS and its Subsidiaries other than any Tax Returns as to which (i) no Governmental Authority has notified AMS or any of its Subsidiaries of any obligation or requirement to file and (ii) the failure to file would not constitute or result in a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole; provided, that AMS (or its appropriate Subsidiaries) shall file or cause to be filed all Tax Returns not filed on a timely basis (if any) promptly after becoming aware of any obligation or requirement to file such Tax Returns. All net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any domestic or foreign taxing authority (collectively, the "Taxes") due and payable on or before the Closing in respect of such Tax Returns have been or will be duly and timely paid in full by the Closing. There is no basis for any adjustment to any of the Tax Returns referred to above that would result in any material increase in the amount of Taxes owed, with respect to the relevant period covered by the relevant Tax Return, by AMS and its Subsidiaries (except for any such adjustment and resulting increase in Taxes that is covered by sufficient reserves with respect to the relevant period). Adequate provision (i) has been made with respect to interim periods for which AMS has prepared unaudited interim balance sheets ended prior to the date hereof or (ii) will be made, with respect to future comparable periods, in each of AMS' unaudited interim balance sheets for periods ending prior to the Closing, for the payment of all unpaid Taxes of AMS and its Subsidiaries that have accrued with respect to the period ending on or prior to the date of the applicable unaudited interim balance sheet. Except as set forth in the Disclosure Schedule under a reference to this Section, (a) to AMS' knowledge, no Tax audits or disputes exist between AMS or its Subsidiaries and any Governmental Authority, and (b) AMS and its Subsidiaries have not agreed to any extension of time for the assessment or collection of Taxes by any Governmental Authority.

                 3.14 Materially Correct. Reference is hereby made to (i) the SEC Filings furnished by AMS to Nextel pursuant to or in connection with this Agreement, whether furnished prior to, at or subsequent to the date hereof, (ii) this Agreement, including the Schedules hereto, and (iii) the information contained in each Officers' Certificate and documents furnished by AMS at the Closing (all such written information, taken as a whole, the "AMS Disclosure Information"). The AMS Disclosure Information so received on or prior to the date hereof by Nextel, (A) as to the SEC Filings, as of their respective dates did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make any statement of material fact contained therein, in the light of the circumstances under which it was made, not misleading and (B) as to AMS Disclosure Information of the types described in either of the foregoing clauses (ii) or (iii), is and at the closing will be true and correct in all material respects. The foregoing representations made in the immediately preceding sentence also shall be deemed made anew by AMS to Nextel immediately prior to the Closing, but with reference to the AMS Disclosure Information so received prior to the Closing by Nextel. As used in this Section 3.14, "material" means material to the financial condition, results of operations, prospects, business, assets or properties of AMS and its Subsidiaries, taken as a whole.

                 3.15 Regulatory Matters. (a) Definitions. For purposes of this
Section 3.15, the following terms shall have the indicated meanings:

                 "FCC License" shall mean any paging, mobile telephone, specialized mobile radio or other license, permit, consent, certificate of compliance, franchise, approval or authorization granted or issued by the FCC, including, without limitation, any of the foregoing authorizing the acquisition, construction or operation of an SMR System (as defined below), radio paging system or other radio communications system.

                 "Management Agreement" shall mean (i) any management agreement pursuant to which AMS or one of its Subsidiaries is managing SMR Licenses held by another Person or (ii) any other agreement pursuant to which AMS or one of its Subsidiaries is providing loading or other services with respect to SMR Licenses held by another Person in exchange for either the right to receive a portion of the revenues derived from such SMR Licenses in excess of 25% of the aggregate revenues derived from such SMR Licenses, or the right to purchase such SMR Licenses.

                 "SMR License" shall mean an FCC License authorizing the construction, ownership and operation of a specialized mobile radio system in the 800 or 900 MHz band issued pursuant to 47 CFR Part 90 of the rules and regulations of the FCC.

                 "SMR System" shall mean a specialized mobile radio system licensed under 47 CFR Part 90 of the rules and regulations of the FCC.

                 "SMR Units" shall mean the number of billed mobile and control stations (within the meaning of 47 CFR Part 90 of the rules and regulations of the FCC) subscribing to SMR Systems licensed to or managed by AMS and its Subsidiaries excluding, however, any such units which are subject to a Third-Party Management Agreement if the respective third party has a right to purchase the SMR Licenses which are subject to such Third-Party Management Agreement.

                 "Third-Party Management Agreement" shall mean (i) any management agreement pursuant to which a Person (other than AMS or one of its Subsidiaries) is managing SMR Licenses held by AMS or one of its Subsidiaries or
(ii) any other agreement pursuant to which a Person (other than AMS or one of its Subsidiaries) is providing loading or other services with respect to SMR Licenses held by AMS or one of its Subsidiaries in exchange for the right to receive a portion of the revenues derived from such SMR Licenses in excess of 25% of the aggregate revenues derived from such SMR Licenses, or the right to purchase such SMR Licenses.

                          (b) License Information. The Disclosure Schedule under
a reference to this Section sets forth a true and complete list (as of the date hereof), of the following information for each SMR License and other FCC License issued to or managed by AMS or any of its Subsidiaries:

                          (i) for all FCC Licenses (including all SMR Licenses), the name of the licensee, the call sign, the transmitter location (by site coordinates and city), the type of service ( e.g., paging, SMR, etc.), the frequency or frequencies authorized and the license renewal date;

                           (ii) in the case of SMR Licenses, the number of channels authorized, whether the SMR License is for a conventional or trunked SMR System, whether the SMR License is managed by AMS or any of its Subsidiaries pursuant to a Management Agreement or by any other Persons pursuant to a Third-Party Management Agreement and (separately stated by affected SMR License) for each SMR License of AMS and its Subsidiaries as to which the applicable loading requirements (if any) are not met, the applicable loading date;

                          (iii) each holder of any such FCC License that is neither wholly owned by AMS nor owned entirely by unaffiliated Persons and managed by AMS; and

                           (iv) for all FCC Licenses (including SMR Licenses), whether such FCC Licenses are subject to rights of first refusal, options and other such rights or obligations in existence on the date hereof, including, without limitation, entitlement to acquire additional ownership interests, which may affect the ownership interests of AMS or any of its Subsidiaries.

                          (c) Condition of Systems. All of the material
properties and equipment employed in the SMR Systems of each of AMS and each of its Subsidiaries (including, without limitation, SMR Systems that include SMR Licenses managed by AMS or any of its Subsidiaries pursuant to a Management Agreement) are, and, to the knowledge of AMS, all such properties and equipment to be acquired or added by AMS or its Subsidiaries in connection with any contemplated SMR System expansion or construction, in either case prior to the Closing, will be, in good repair, working order and condition and are and will be in material compliance with all standards or rules imposed by any governmental agency or authority (including, without limitation, the FCC and (if applicable) any public utilities commission or other state or local governments or instrumentalities) or as imposed under any agreements with customers. Except as set forth in the Disclosure Schedule under a reference to this Section, all SMR Systems of AMS and each of its Subsidiaries (including, without limitation, SMR Systems that include SMR Licenses managed by AMS or any of its Subsidiaries pursuant to a Management Agreement) are constructed as required to comply in all material respects with applicable FCC rules, regulations and policies.

                          (d) Fees; License Compliance. Each of AMS and each of
its Subsidiaries has paid all material franchise, license or other fees and charges which have become due and payable in respect of its business and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued. Except as set forth on the Disclosure Schedule under a reference to this Section, each of AMS and its Subsidiaries has duly secured all necessary and material permits, licenses, consents and authorizations from, and has filed all required and material registrations, applications, reports and other documents with, the FCC. Except as specifically indicated thereon, AMS and its Subsidiaries hold the FCC Licenses specified on the

Disclosure Schedule under a reference to this Section and all such FCC Licenses are valid and in full force and effect without conditions except for such conditions as are generally applicable to holders of FCC Licenses. Except as set forth in the Disclosure Schedule under a reference to this Section or Section 3.15(b)(ii), all loading requirements (if any) with respect to any SMR Licenses listed on such Disclosure Schedule have been met. Except as set forth in the Disclosure Schedule under a reference to this Section, (i) to the knowledge of AMS, no event has occurred and is continuing which is reasonably likely to result in the revocation, termination or adverse modification of any FCC License listed on such Disclosure Schedule and (ii) AMS has no reason to believe and no knowledge that the SMR Licenses specified on such Disclosure Schedule will not be renewed in the ordinary course. Except as set forth in the Disclosure Schedule under a reference to this Section, the current ownership and operation by AMS and its Subsidiaries of such SMR Systems (including, without limitation, SMR Systems that include SMR Licenses managed by AMS or any of its Subsidiaries pursuant to a Management Agreement), radio paging and other radio communications systems comply in all material respects with the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC except, in the case of those SMR Systems that include SMR Licenses managed by AMS or any of its Subsidiaries pursuant to a Management Agreement, where the failure to so comply will not result in a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole.

                          (e) Management Agreements. The Disclosure Schedule
sets forth, under a reference to this Section, a complete and correct list of all Management Agreements and Third-Party Management Agreements to which AMS or any of its Subsidiaries is a party and such list correctly identifies the respective manager under each such agreement and the respective holder of the SMR Licenses which are the subject of such agreements, the transmitter locations (by site coordinates and city), and number of channels covered by such SMR Licenses. With reference to any such Management Agreement or Third Party Management Agreement that has been entered into or modified in any material aspect since August 25, 1993, such list also correctly sets forth the term of such agreement, any options or calls (and the respective option or call prices) or rights of first refusal in favor of any party to such agreement to purchase or sell any interest in such SMR Licenses and the respective fees or revenues payable or receivable under any such agreement. To the best knowledge of AMS, the terms of all such Third-Party Management Agreements and the operation of each SMR System pursuant thereto comply with the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC except where the failure to so comply will not result in a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole. AMS has made available to Nextel or its representatives for review true, correct and complete copies of all such Management Agreements and Third-Party Management Agreements, and all pending or proposed amendments, supplements or modifications thereto.

                      (f) Wide-Area System Application. AMS has furnished to Nextel a true and correct copy of AMS' Request for Rule Waiver for a Wide-Area SMR System and associated applications, as filed with the FCC, and all material supplemental or related materials filed in connection therewith by or on behalf of AMS and/or any of its Subsidiaries, and any written communication issued by the FCC or any FCC staff member of which AMS has knowledge in respect to, or otherwise in connection with, any of the foregoing.

                 3.16 Proxy Statement/Prospectus. None of the information supplied or to be supplied by AMS for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time of the mailing of the Proxy Statement/Prospectus, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. To the extent information is supplied or is to be supplied by AMS for inclusion or incorporation by reference therein, the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder.

                 3.17 Non-Contravention. Subject to receipt of the requisite vote of stockholders of AMS on the Merger and the submission of all filings with, and receipt of all consents, approvals and waivers from, any Governmental Authority referred to in Section 3.3(a) and except as set forth in the Disclosure Schedule under a reference to this Section, none of the execution and delivery by AMS of this Agreement, the consummation of the transactions contemplated hereby nor the compliance by AMS with the terms and provisions hereof, results or will result in the creation or imposition of any Lien on the properties or assets of AMS or any of its Subsidiaries, violates or will violate any Requirement of Law applicable to AMS or any of its Subsidiaries, conflicts with or will conflict with or results or will result in any breach of any term, condition or provision of, or constitutes or will constitute (with due notice or lapse of time or both) a default under, or pursuant to the terms of, any mortgage, deed of trust or other agreement or instrument to which AMS or any of its Subsidiaries is a party or by which any of them or any of their respective properties is bound (except for any such violations, conflicts, breaches or defaults that could not reasonably be expected to have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, and which will not materially adversely affect AMS' ability to perform its obligations under this Agreement) or the Certificate of Incorporation or by-laws of AMS. All issued and outstanding shares of AMS Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable, (ii) free and clear of all Liens created or imposed by AMS, and (iii) not subject to any voting or trust agreement, proxy, buy-sell agreement, preemptive right or similar restriction created or imposed by AMS.

                 3.18 Third-Party Investment Rights. Since August 25, 1993, AMS has not given, nor entered into any agreement or legally binding commitment to give, to any Person any right to invest in or otherwise acquire any capital stock or other securities of AMS, other than (i) option grants which are disclosed and included as part of the AMS Equivalent Securities referenced in
Section 3.6 hereof and (ii) to Nextel.

                 3.19 Related Party Transactions. Except as (i) set forth in the Disclosure Schedule under a reference to this Section, or (ii) disclosed in the SEC Filings made prior to the date of this Agreement, no current or, to the knowledge of AMS after due inquiry within AMS, former director, officer or key employee of AMS is presently a party to, directly or indirectly through his Affiliates, any arrangement or transaction with AMS or any of its Subsidiaries providing for the furnishing of services (except as an employee) by or to, or rental of real or personal property from or to, or otherwise requiring cash payments to or by any such person, other than those that do not involve payments or the furnishing of goods or services having a fair market value by, from or to AMS or its Subsidiaries of more than $5,000 in any calendar year and which may be terminated, without payment of any penalty, termination fee, liquidated damages or other similar amount, on not more than 30 days notice by AMS or its appropriate Subsidiary.

                 3.20 Transactions Not in the Ordinary Course. Except as set forth in the Disclosure Schedule under a reference to this Section, or as otherwise disclosed to and approved in writing by Nextel, since August 25, 1993, neither AMS nor any of its Subsidiaries has taken any action without the consent of Nextel which, if taken after such date without the consent of Nextel, would violate Section 5.1, assuming such Section to have been operative on and after such date (and as if the phrase "the date hereof" in such Section were replaced by the date "August 25, 1993").

                 3.21 Employee Benefit Matters. (a) Set forth in the Disclosure Schedule under a reference to this Section, is a true, complete and correct list of all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, severance, group insurance and other employee benefit plans, arrangements, agreements and practices currently maintained or contributed to by AMS or any of its Subsidiaries, or to which AMS or any of its Subsidiaries currently is obligated to contribute, relating to present or former employees, directors, officers, stockholders or consultants of AMS or any of its Subsidiaries (collectively, "Employee Plans"). Except as set forth in such portion of the Disclosure Schedule under a reference to this Section or as shown in the 1994 10-K or any SEC Filings made in the period from July 1, 1994 to the date hereof, true, complete and correct copies of which have heretofore been delivered to Nextel, neither AMS nor any of its Subsidiaries has any material liability with respect to any plans, arrangements or practices of the type described in the preceding sentence previously maintained or contributed to by AMS or any of its Subsidiaries, or to which AMS or any of its Subsidiaries previously had an obligation to contribute. AMS previously has delivered or made available to Nextel or its counsel true, complete and correct copies of each of the Employee Plans, including all amendments thereto, and any other documents or other instruments relating thereto reasonably requested by Nextel or its counsel.

                          (b) All Employee Plans are being, and have been,
maintained, operated and administered in all material respects in accordance with their respective terms and in all material respects in compliance with all applicable laws and all Form 5500 reports required to be filed in respect of any Employee Plan have been (if required to be filed prior to the date hereof) or will be (if required to be filed on or after the date hereof but prior to the Closing) timely and duly filed.

                          (c) Neither AMS nor any of its Subsidiaries has or,
within the past six years, had an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No

Employee Plan is funded through a "welfare benefit fund" as defined in Section 419(e) of the Code. Except for the AMS' Subsidiaries, no other trade or business is, or at any time within the past six years has been, treated together with AMS as a single employer under Section 414 of the Code of Section 4001 of ERISA.

                          (d) Each Employee Plan intended to be qualified under
Section 401(a) of the Code is so qualified, and each trust created thereunder is exempt from tax under the provisions of Section 501(a) of the Code, except where the failure to be so qualified or exempt would not have a Material Adverse Effect on AMS; provided, that AMS has delivered to the Nextel prior to the execution and delivery hereof copies of all written communications received by AMS from the Internal Revenue Service that question or dispute such qualification of any Employee Plan or exempt status of any related trust.

                          (e) There have been no prohibited transactions or
breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in AMS or any of its Subsidiaries becoming liable directly or indirectly (by indemnification or otherwise) for any material excise tax, penalty or other liability under ERISA or the Code.

                          (f) There are no material actions or claims pending
or, to AMS' knowledge after due inquiry, threatened, with respect to any Employee Plan (other than routine claims for benefits), and to AMS' knowledge after due inquiry, there are no material investigations or audits of any Employee Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any material liability of AMS or any of its Subsidiaries that has not been fully discharged.

                          (g) All (i) insurance premiums required to be paid
with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan have been paid, made or accrued as a liability on the balance sheets included in the 1994 10-K or to the extent such amounts are properly due and payable in subsequent periods, in the AMS Financial Statements included in any SEC Filing for such subsequent period (provided that a true, correct and complete copy of such SEC Filing shall have been delivered to Nextel, if filed with the SEC prior to the date hereof, prior to the execution and delivery of this Agreement, and if filed with the SEC thereafter, promptly after such filing with the SEC). With respect to any insurance policy providing funding for benefits under any Employee Plan, (x) there is no material liability of AMS or any of its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (y) except as previously disclosed in writing to Nextel, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the best of AMS' knowledge, no such proceedings with respect to any insurer are imminent.

                          (h) Each Employee Plan that is a group health plan
subject to Section 4980B of the Code (or which was subject to Section 162(k) of the Code) has been operated in all material respects in compliance with the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA.

                          (i) Each Employee Plan that is subject to Section
1862(b)(1) of the Social Security Act has been operated in all material respects in compliance with the secondary payer requirements of Section 1862(b)(1) of such Act.

                          (j) The Disclosure Schedule under a reference to this
Section contains a separate identification of each Employee Plan that provides benefits, including, without limitation, death or medical benefits, beyond termination of employment or retirement other than (i) coverage mandated by law,
(ii) death or retirement benefits under any qualified Employee Plan, or (iii) deferred compensation benefits fully reflected in the balance sheets included in the 1994 10-K (the "Post-Employment Benefits"). The Disclosure Schedule under a reference to this Section contains an accurate summary (with reasonably descriptive detail as to both type and dollar amount) of all liabilities reasonably estimated to be in excess of $25,000 as of December 31, 1994 relating to the Post-Employment Benefits.

                          (k) Except as set forth in the Disclosure Schedule
under a reference to this Section, the execution and performance of this Agreement will not, solely in and of itself, (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from AMS or any of its Subsidiaries to any present or former officer, employee, director, stockholder or consultant, or former employee (or dependents of any thereof), or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, stockholder or consultant of AMS or any of its Subsidiaries.

                          (l) Except as set forth in the Disclosure Schedule
under a reference to this Section, neither AMS nor any of its Subsidiaries has agreed or committed to make any amendments to any of the Employee Plans not already embodied in the documents comprising any such Employee Plan, other than any amendments required by law.

                          (m) All contributions, transfers, and payments by AMS
in excess of $50,000 made in any calendar year with respect to which the applicable statute of limitations period has not expired in respect of any Employee Plan have been or are fully deductible under the Code.

                          (n) Except as set forth in the Disclosure Schedule
under a reference to this Section, as of December 31, 1994 there are no (i) bonuses, sales commissions or vacation pay earned but not received and (ii) incurred or continuing but unpaid claims under Employee Plans not funded by insurance, other than such of the foregoing items described in clauses (i) and (ii) above which in the aggregate do not exceed $50,000.

                          (o) Except as set forth in the Disclosure Schedule
under a reference to this Section, no Employee Plan provides benefits to any individual who is not a current or former employee of AMS or one of its Subsidiaries, or the dependents or other beneficiaries of any such individual who is not a current or former employee.

                          (p) Except as set forth in the Disclosure Schedule
under a reference to this Section, no parachute payments (within the meaning of Section 280(G) of the Code) will be made in connection with or as a result of all or any of the transactions contemplated by this Agreement to occur at the Closing.

                 3.22 Registration Rights. Except as set forth in the Disclosure Schedule under a reference to this Section, no Person has any rights to require registration under the Securities Act of any shares of capital stock of AMS. No such Person who has such registration rights is a Rule 145 Affiliate of AMS, and such registration rights do not apply to any securities that are not presently outstanding shares of AMS Common Stock. True, correct and complete copies of all agreements listed on the Disclosure Schedule under a reference to this Section have been delivered to Nextel (or its authorized representative).

                 3.23 Certain Contracts. Except as set forth on the Disclosure Schedule under a reference to Section 3.19 hereof and/or to this Section, neither AMS nor any of its Subsidiaries

(nor any of their properties) is a party to or is bound by or has executory rights or obligations under (except in any case as may result from indemnification, contribution or similar rights or obligations under agreements with respect to which, to AMS' knowledge after due inquiry, AMS has neither asserted in writing any Claim nor received any written notice of any Claim that has not been resolved) (i) other than the agreements referred to in sections
(ii) through (ix) hereafter, any other agreement or arrangement not made in the ordinary course of business involving payments, or the furnishing of goods or services, by AMS or any of its Subsidiaries in an amount in excess of $25,000 individually or (in the case of related agreements or arrangements) $100,000 in the aggregate; (ii) any employment or consulting contract; (iii) any contract with any labor union; (iv) any lease with respect to real or personal property other than site leases, whether as lessor or lessee, involving lease payments in excess of $25,000 per item or $100,000 in the aggregate (in the case of related leases) per annum; (v) any wholly or partially unfulfilled contract or commitment for the purchase of raw materials or supplies or the sale of products involving more than $25,000 per item or $100,000 in the aggregate (in the case of related contracts or commitments) per annum; (vi) any indenture, agreement, note, mortgage, guaranty or other writing which evidences or relates to any loan of money to, or indebtedness for money borrowed by, AMS or any of its Subsidiaries; (vii) any license agreement or other contract or agreement relating to patents, trademarks, trade names, techniques or copyrights or applications for any thereof, inventions, trade secrets or other proprietary know-how or technical assistance; (viii) any loan by (or guaranteed by) AMS or any of its Subsidiaries to officers, directors or employees of AMS or any of its Subsidiaries (other than advances made in the ordinary course of business and not exceeding $2,500 in the aggregate); (ix) any agreement relating to any direct or indirect acquisition or disposition by AMS of SMR Licenses (as defined in Section 3.27), which agreement either (A) was entered into after August 25, 1993 or (B) provides obligations, duties or rights of any party thereto that have not been fully satisfied, performed or exercised as of the date of this Agreement, in the case of any of the foregoing, whether written or oral (and, in the case of oral agreements, with AMS providing a written summary of all material terms thereof to Nextel) or (x) any site leases. Except as set forth in the Disclosure Schedule under a reference to this Section, neither AMS nor any of its Subsidiaries is now or will be in default in any material respect upon and giving effect to the Merger under the terms of, or otherwise be or become deprived of any material benefit (or of the ability to enforce any material term presently in effect on the date hereof) under, any commitments described in Subsections (i) through (ix) of this Section 3.22 which default would have a Material Adverse Effect on AMS and its Subsidiaries taken as a whole or would materially adversely affect AMS' ability to perform its obligations under this Agreement.

                 ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF
                              NEXTEL AND NEWCO

                 In order to induce AMS to enter into this Agreement, Nextel and Newco represent and warrant to AMS (which representations and warranties shall not survive the Merger) that:

                 4.1 Corporate Status, etc. (a) Nextel and each of the Nextel Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation.

                          (b) Except as set forth in Schedule 4.1(b), Nextel
and/or each of the Nextel Subsidiaries, as the case may be, is duly qualified and in good standing to conduct business as a foreign corporation in all jurisdictions where it currently conducts business activities or owns or leases properties or assets, in any of the foregoing cases, on a more than incidental or nominal basis in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole, and would not materially adversely affect Nextel's ability to perform its obligations under this Agreement.

                          (c) Nextel has the corporate power and authority
(directly or indirectly through one or more of the Nextel Subsidiaries) to own or lease (as appropriate) and operate its (and such Subsidiaries') properties and to conduct the business in the manner in which it (and any of such Subsidiaries) is currently engaged.

                          (d) Except as set forth in Schedule 4.1(d), Nextel
owns, directly or indirectly, free and clear of all Liens and has the unrestricted power to dispose of (subject to the requirements of state and Federal securities laws), all of the outstanding capital stock of each of its Subsidiaries and, except as set forth in such Schedule, since the date of acquisition or formation, as appropriate, by Nextel, the assets, liabilities and results of operations of the Subsidiaries of Nextel have been included in the consolidated financial statements of Nextel in the manner and to the extent required by GAAP. All of such shares of stock of the Subsidiaries so owned by Nextel are duly authorized, validly issued, fully paid and nonassessable.

                 4.2 Power and Authority. Each of Nextel and Newco has the corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and the transactions contemplated hereby and each of Nextel and Newco has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Nextel and Newco and constitutes a legal, valid and binding obligation of each of Nextel and Newco, enforceable against Nextel and Newco in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 4.3 Consents/Approvals; Enforceability. (a) No consents of, filings with, authorizations or other actions of any Governmental Authority are required to be received, made or filed by or taken on behalf of, Nextel or Newco for either Nextel's or Newco's execution, delivery and performance of this Agreement, other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act and any applicable state securities or "blue sky" law or (iii) compliance with any applicable requirements of the FCC, except for any such consents, filings, authorizations or other actions the failure to receive, make or take would not (1) have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole or (2) adversely affect the consummation of the transactions contemplated hereby or (3) materially adversely affect Nextel's or Newco's ability to perform its obligations under this Agreement.

                          (b) Except as set forth on Schedule 4.3(b) attached
hereto, no consent, approval, waiver or other action by any Person (other than any Government Authority referred to in Section 4.3(a) above) under any contract, agreement, indenture, lease, or other similar document to which Nextel or Newco is a party or by which Nextel or Newco is bound is required for the execution, delivery and performance by Nextel or Newco of this

Agreement, or the consummation of the transactions contemplated hereby, except for any such consents, approvals, waivers or other actions the failure to receive or take would not (1) have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole or (2) adversely affect the consummation of the transactions contemplated hereby or (3) materially adversely affect Nextel's or Newco's ability to perform its obligations under this Agreement.

                 4.4      Compliance with Laws.  Except as set forth in
Schedule 4.4:

                          (a) each of Nextel and the Nextel Subsidiaries is not
currently in violation (nor are any of them currently liable or otherwise currently responsible with respect to prior violations) of any statute, law or regulation applicable to any of its or their presently or formerly owned properties or to the conduct of its or their current or past businesses, nor do any of the business practices followed, services provided or products made, modified or installed by any of them (in the ordinary course of their businesses or otherwise), violate any statute, law or regulation applicable thereto, which violations are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole, or to materially adversely affect Nextel's ability to perform its obligations under this Agreement, or the costs or consequences of correction or remediation of which, to the extent required to comply with applicable Requirements of Law, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole, or to materially adversely affect Nextel's ability to perform its obligations under this Agreement;

                          (b) none of (i) the business of Nextel or any of the
Nextel Subsidiaries, or (ii) the business practices followed, services or products performed, sold or otherwise made available by Nextel or any of the Nextel Subsidiaries, violates any applicable law or regulation relating to air, water or noise pollution or employee health and safety or the production, storage, labeling, transportation or disposition of solid waste or hazardous or toxic substances, which violations, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole, or to materially adversely affect Nextel's ability to perform its obligations under this Agreement, or the costs or consequences of correction or remediation of which (to the extent required to comply with applicable Requirements of Law), individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole or to materially adversely affect Nextel's ability to perform its obligations under this Agreement; and

                          (c) Nextel and the Nextel Subsidiaries and, to
Nextel's knowledge, each person holding any SMR Licenses or SMR Systems that are subject to a Management Agreement, have timely obtained all licenses and permits and timely filed all reports required to be filed under any such applicable laws or regulations except for any such license, permit or report the failure to obtain or make are not reasonably likely to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries taken as a whole.

                 4.5 Financial Statements. Nextel has furnished to AMS
(or an authorized representative of AMS) the following financial statements: (a) an audited consolidated balance sheet of Nextel and the Nextel Consolidated Subsidiaries as of, and the related audited consolidated statements of operations and cash flows, for the nine month transition period ended December 31, 1994 and (b) the audited consolidated balance sheets of Nextel and the Nextel Consolidated Subsidiaries as of March 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years ended March 31, 1993 and 1994 (including, in the case of the financial statements described in each of the foregoing clauses (a) and (b), any footnotes thereto and the related certifications of Deloitte & Touche, L.L.P.) (collectively, the "Nextel Financial Statements"), which are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and present fairly the consolidated financial position of Nextel and the Nextel consolidated Subsidiaries, at the dates indicated in such financial statements and results of their operations for the periods stated therein.

                 4.6 Capitalization. The authorized capital stock of Nextel consists solely of (i) 230,000,000 shares of Class A Common Stock, par value of $.001 per share ("Class A"), (ii) 20,000,000 shares of Class B Non-Voting Common Stock, par value of $.001 per share ("Class B"), and (iii) 10,000,000 shares of Preferred Stock, par value of $.010 per share ("Preferred"), of which (i) 106,927,574 Class A shares, (ii) zero Class B shares, and (iii) zero Preferred shares were issued and outstanding as of April 5, 1995 and 24,860 Class A shares of which were then held as treasury shares. Schedule 4.6 sets forth all outstanding options to purchase Nextel Common Shares, the number of shares purchasable thereunder, and the per share exercise price of each option; and all outstanding warrants for the purchase of Nextel Common Shares, the number of shares purchasable thereunder, and the per share exercise price of each warrant. Except as set forth on such Schedule 4.6, and for issuances made or to be made in compliance with the terms of pending agreements listed on Schedule 4.6, there are no commitments or obligations of Nextel, either firm or conditional, to issue, deliver or sell, whether under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, conversion rights or otherwise, any authorized but unissued shares, or treasury shares, of Nextel Common Shares or other securities of Nextel. At the Effective Time, the Nextel Common Shares issued by reason of the Merger will be duly authorized, validly issued, fully paid and nonassessable, and their issuance in connection with the

Merger will be registered under the Securities Act and registered or exempt from registration under applicable state securities laws, and such Nextel Common Shares will be listed on the NASDAQ-NMS.

                 A true, correct and complete copy of each of the certificate of incorporation and the by-laws of Nextel has been delivered to AMS (or an authorized representative of AMS) prior to the execution hereof. Except as set forth in Schedule 4.6, there are no amendments pending or proposed to either such certificate of incorporation or such by-laws of Nextel.

                 4.7 No Pending or Threatened Actions. Except for the
Purported Class Actions and such other matters as are set forth on Schedule 4.7 or in a registration statement or a report filed by Nextel with the SEC prior to the date hereof, there are no Claims formally instituted and pending or, to the knowledge of Nextel, threatened against or specifically identifying Nextel or any of the Nextel Subsidiaries or any of their properties or assets (other than Claims affecting generally any group of similarly situated third parties such as members of the SMR industry), or before or by any Forums which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole, or to materially adversely affect Nextel's or Newco's ability to perform its obligations under this Agreement. Except as set forth in such Schedule, to the knowledge of Nextel, neither Nextel nor any of the Nextel Subsidiaries is subject to or in default under any Order of any Forum which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole, or to materially adversely affect Nextel's or Newco's ability to perform its obligations under this Agreement.

                 4.8 No Defaults. Except as set forth in Schedule 4.8, (i) neither Nextel nor any of the Nextel Subsidiaries is in default under or with respect to any contractual obligation to which Nextel or any of the Nextel Subsidiaries is a party or by which any of them or their respective properties is bound, which default would have a Material Adverse Effect on Nextel and the Nextel Subsidiaries taken as a whole or would materially adversely affect Nextel's ability to perform its obligations under this Agreement and (ii) to Nextel's knowledge, no other party to any contract to which Nextel or any of its Subsidiaries is a party or by which any of them or their respective properties is bound is in default of such contract in any material respect or has indicated an intention to terminate any such contract, excluding any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole.

                 4.9 No Material Adverse Change. Except as set forth in
Schedule 4.9, since December 31, 1994, there has not been any Material Adverse Change to Nextel and the Nextel Subsidiaries, taken as a whole.

                 4.10 Title to Properties; Encumbrances. Except as set forth in Schedule 4.10, Nextel and each Nextel Subsidiary has such title to all of its material properties and assets, real and personal, tangible and intangible (including, without limitation, those material properties and assets reflected in the Nextel Financial Statements, except as disposed of pursuant to the Consent Decree (as hereinafter defined) or in the ordinary course of business since December 31, 1994) as is requisite to the conduct of their respective businesses in substantially the same manner as presently conducted, and there is no title defect in any of such properties or assets which is reasonably likely to have at any time a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole. None of such properties or assets is subject to any Lien other than (i) Liens on digital mobile system infrastructure equipment, subscriber units and related items imposed pursuant to financing arrangements in place on the date hereof and relating to purchases of such equipment, units and items, and purchase money security interests incurred in the ordinary and normal course of business in arm's-length transactions with non-affiliates and any Lien for current Taxes not delinquent or being contested in good faith; (ii) arising by virtue of any real or personal property leases entered into in the ordinary course of business in arms length transactions with non-affiliates; (iii) referred to in the Nextel Financial Statements; (iv) Liens in the nature of reserves, set-asides or escrows to secure payment or performance obligations in connection with leases of subscriber units or site lease construction or channel build-out; or (v) such other Liens which do not and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole.

                 4.11 Intellectual Property. Except as set forth in Schedule 4.11, (a) Nextel and the Nextel Subsidiaries each own or possess adequate licenses or other valid rights to use all Rights used in the conduct of their respective businesses as presently being conducted, except for such licenses or rights the failure to own or possess by Nextel and the Nextel Subsidiaries is not likely to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries taken as a whole; (b) the validity of such items and the title thereto of Nextel and the Nextel Subsidiaries have not been disputed in any litigation to which Nextel or any of the Nextel Subsidiaries is a party nor, to the knowledge of Nextel, is any such litigation threatened; and (c) the conduct of the businesses of Nextel and the Nextel Subsidiaries as now conducted does not conflict with Rights of others in any way that is reasonably likely to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries taken as a whole. Except as set forth on Schedule 4.11, no material infringement of any Right owned by or licensed by or to Nextel or the Nextel Subsidiaries is known to Nextel.

                 4.12 Brokers. Neither Nextel nor Newco has any arrangements with any broker, finder or investment banker which would entitle any such Person to a brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, other than any arrangements that may exist between Nextel and Ritzel Communications, as to which

Nextel will bear the sole and exclusive responsibility for required payments, if any.

                 4.13 Taxes. Except as set forth on Schedule 4.13, Nextel and the Nextel Subsidiaries, individually or as successors to any combined or merged entity, have timely and correctly filed or caused to be filed all material Tax Returns required to be filed by Nextel and the Nextel Subsidiaries. All material Taxes that are due and payable on or before the Closing in respect of such Tax Returns have been or will be duly and timely paid or deposited, as the case may be, in full by the Closing. Except as set forth in such Schedule, neither Nextel nor any of the Nextel Subsidiaries has made an agreement with any third party in which Nextel or such Nextel Subsidiaries has agreed to indemnify or reimburse such third party for any liability for Taxes such third party may have.

                 4.14 Materially Correct. Reference is hereby made to (i) the SEC filings furnished by Nextel to AMS pursuant to or in connection with this Agreement, whether furnished prior to, at or subsequent to the date hereof, (ii) this Agreement, including the Schedules hereto, and (iii) the information contained in each Officers' Certificate and documents furnished by Nextel at the Closing (all such written information, taken as a whole, the "Nextel Disclosure Information"). The Nextel Disclosure Information so received on or prior to the date hereof by AMS, (A) as to the SEC filings, as of their respective dates did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make any statement of material fact contained therein, in the light of the circumstances under which it was made, not misleading and (B) as to Nextel Disclosure Information of the types described in either of the foregoing clauses
(ii) or (iii), is and at the Closing will be true and correct in all material respects. The foregoing representations made in the immediately preceding sentence also shall be deemed made anew by Nextel to AMS immediately prior to the Closing, but with reference to the Nextel Disclosure Information so received prior to the Closing by AMS. As used in this Section 4.14, "material" means material to the financial condition, results of operations, prospects, business, assets or properties of Nextel and the Nextel Subsidiaries, taken as a whole.

                 4.15     Regulatory Matters.

                          (a) License Information. Schedule 4.15(a) to this
Section sets forth all of the following information for each SMR License and other FCC License (except for community repeater authorizations) issued to, or subject to a binding Management Agreement or any other agreement that contains a binding right to acquire SMR Licenses or FCC Licenses, either directly or through an acquisition of the Person owning such Licenses, so long as such Management Agreement or other agreement is with Nextel or any of the Nextel
Subsidiaries:

                            (i) for all FCC Licenses (including all SMR
         Licenses), the name of the licensee, the call sign, the transmitter location (by city), the type of service (paging,

         SMR, etc., by name or FCC abbreviation), the frequency or frequencies authorized and the license renewal date;

                           (ii) in the case of SMR Licenses, whether the license is for a conventional or trunked SMR System, the applicable loading date and whether the SMR License is managed by Nextel or any of the Nextel Subsidiaries pursuant to a Management Agreement; and

                          (iii) each holder of any such FCC License that is neither wholly-owned by Nextel nor owned entirely by unaffiliated persons and managed by Nextel.

                 (b)      Other Regulatory Matters. Except as set forth on
Schedule 4.15(b), to the knowledge of Nextel, as of date hereof (i) Nextel or a Nextel Subsidiary holds, manages or has the right to acquire all FCC Licenses used in, or necessary for the conduct of, its business as currently conducted;
(ii) neither Nextel nor a Nextel Subsidiary has received any written notice of proceedings relating to the revocation, modification or denial of any applications for any of its Licenses which would have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole; (iii) Nextel and each of the Nextel Subsidiaries has fulfilled and performed its material obligations with respect to its Licenses; (iv) no event has occurred and remains uncured that allows revocation or termination of any of the Licenses held by Nextel or any of the Nextel Subsidiaries or would result in any other material impairment of the rights in the Licenses held or managed by Nextel or any of the Nextel Subsidiaries; and (v) the Licenses held or managed by Nextel or the Nextel Subsidiaries contain no restrictions (other than those generally applicable to FCC Licenses) that are materially burdensome to Nextel or any of Nextel Subsidiaries (except for Licenses indicated as authorized on a secondary basis).

                          (c) Wide-Area System Application. Nextel has furnished
to AMS a true and correct copy of each material Request for Rule Waiver for a Wide-Area SMR System and associated applications, as filed with the FCC, and all material supplemental or related materials filed in connection therewith by or on behalf of Nextel and/or any of the Nextel Subsidiaries and any written communication issued by the FCC or any FCC staff member of which Nextel has knowledge in response to, or otherwise in connection with, any of the foregoing.

                 4.16 Proxy Statement/Prospectus. None of the information supplied or to be supplied by Nextel for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time of the mailing of the Proxy Statement/Prospectus, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. To the extent information is supplied or is to be supplied by Nextel for inclusion or incorporation by reference therein, the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder.

                 4.17 Non Contravention. Subject to the submission of all filings with, and receipt of all consents, approvals and waivers from, any Governmental Authority referred to in Section 4.3(a), and except as set forth in
Schedule 4.17, none of the execution and delivery by Nextel or Newco of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance by Nextel or Newco with the terms and provisions hereof, results or will result in the creation or imposition of any Lien upon any of the properties or assets of Nextel or Newco or violates or will violate any Requirement of Law applicable to Nextel or to Newco, conflicts with or will conflict with or results or will result in any breach of any term, condition or provisions of, constitutes or will constitute (with due notice or lapse of time or both) a default under or pursuant to the terms of, any mortgage, deed of trust or other agreement or instrument to which Nextel or Newco is a party or by which either of them or any of their respective properties is bound (except for any of such violations, conflicts, breaches or defaults that could not reasonably be expected to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole, and will not materially adversely affect Nextel's or Newco's ability to perform its obligations under this Agreement) or Nextel's or Newco's certificate of incorporation or by-laws.

                           ARTICLE V. COVENANTS OF AMS

                 5.1 Conduct of AMS Pending the Closing. Except as set forth on the Disclosure Schedule under a reference to this Section from the date hereof until the Closing, AMS shall, and shall cause each of its Subsidiaries to, conduct its business in accordance with the provisions of this Section 5.1:

                          (a) AMS shall, and shall cause each of its
Subsidiaries to, conduct its business only in the ordinary course of business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations;

                          (b) Except as specifically contemplated by or as
provided in this Agreement or to the extent consented to in writing by Nextel, AMS shall not, and shall cause each of its Subsidiaries not to, (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock, except pursuant to outstanding AMS Equivalent Securities as listed and described in the Disclosure Schedule under a reference to Section 3.6 hereof; (ii) sell, assign, transfer, or subject to any Lien (A) any of its SMR Licenses, or (B) any of its other assets with an aggregate fair market value in excess of $50,000 (except, in the case of assets other than SMR Licenses, in the ordinary course of business or Permitted Liens); (iii) amend or propose to amend its Certificate of Incorporation or By-Laws; (iv) split, combine or reclassify any outstanding shares of capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock or other property with respect to the capital stock, except dividends paid by any Subsidiary of AMS to any wholly owned Subsidiary of AMS or to AMS; (v) redeem, purchase or acquire or offer to acquire any shares of capital stock; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or material assets, or any additional SMR Systems or related operations, rights, assets or properties located in the state of Florida; or (vii) borrow any money or incur or become subject to any material liability, except liabilities (other than for borrowed money) incurred in the ordinary course of business;

                          (c) AMS shall not and shall cause each of its
Subsidiaries not to, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, severance or termination pay to, any director, officer or employee who earns more than $50,000 per year; except for wage, salary or compensation increases or severance arrangements made in the ordinary course and consistent with past practice;

                          (d) AMS shall not, and shall cause each of its
Subsidiaries not to, adopt or amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees except as required by law;

                          (e) AMS shall not, and shall cause each of its
Subsidiaries not to, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation against AMS or such Subsidiary (including, without limitation, the Purported Class Actions) for an amount in excess of $50,000.00;

                          (f) AMS shall, and shall cause each of its
Subsidiaries to, use all reasonable efforts to preserve intact (to the extent desirable in the exercise of AMS' reasonable business judgment) its business organization and good will, keep available the services of its officers and employees as a group and preserve intact advantageous business relationships and material agreements;

                          (g) AMS shall not, and shall cause each of its
Subsidiaries not to, either (i) take any action which it knows would result in, or (ii) refrain from taking any action which to AMS' knowledge is needed to avoid, any loss of FCC License grants of AMS and its Subsidiaries. Notwithstanding the foregoing, AMS (a) shall not be required to take any action or refrain from taking any action if it would be unreasonable to do so based upon sound and customary business practice in the SMR industry, and (b) may take any action, or refrain from taking any action, contemplated by Section 3.9. AMS shall not, and shall cause each of its Subsidiaries not to, take any action with respect to AMS' Request for Rule Waiver referred to in Section 3.15(d) hereof, other than actions approved in advance by Nextel, which approval will not be unreasonably withheld or delayed; and

                          (h)     At Nextel's request, AMS shall use its best
efforts to take or cause to be taken such actions as shall be reasonably necessary and appropriate for the conditions specified in Article IX hereof to be fulfilled as soon as practicable, and in no event later than immediately prior to the Closing hereunder.

                          (i)     AMS shall cooperate with Nextel and Newco and
use its reasonable best efforts to ensure that the consummation of the Merger shall not constitute a default or an event that, with notice or lapse of time or both, would ripen into a default, for purposes of any of the Nextel Indentures, or would require the issuance of any Subsidiary guarantees under any of the Nextel Indentures.

                 5.2 SEC Registration. (a) AMS shall use its reasonable best efforts to furnish to Nextel such information about AMS (including its subsidiaries and affiliates) as may be necessary to enable Nextel to prepare and file with the SEC a Proxy Statement/Prospectus, or other appropriate form, under the Securities Act and the rules and regulations promulgated thereunder, in respect of the Nextel Common Shares to be issued by reason of the Merger (such registration statement, the prospectus included therein and the proxy statement to be furnished to the holders of AMS Common Stock, in each case together with any amendments thereto, the "Proxy Statement/Prospectus"). AMS shall use its best efforts so that AMS Information (as defined below) included in the Proxy Statement/Prospectus shall not, at the time the Proxy

Statement/Prospectus is declared effective, contain any untrue statement of a material fact, omit to state any material fact required to be stated therein, or omit any material fact necessary in order to make the statements therein not misleading. If at any time prior to the time of the Special Meeting or the Effective Time any event or circumstance should be discovered by AMS with respect to AMS Information which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, AMS will immediately notify Nextel and will use its best efforts to assist Nextel in appropriately amending or supplementing the Proxy Statement/Prospectus or in preparing and distributing such amendment or supplement, if required, in the manner contemplated in Section 6.2. The Proxy Statement/Prospectus, insofar as it relates to information concerning AMS, or any of its businesses, assets, directors, officers or stockholders that is supplied by AMS (including third party information required to be obtained by AMS) for inclusion in the Proxy Statement/Prospectus (the "AMS Information") will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
                          (b)     AMS shall instruct its accountants to
deliver, and shall use its best efforts to cause its accountants, KPMG Peat Marwick L.L.P., to deliver, to Nextel letters dated at the time the Proxy Statement/Prospectus becomes effective and as of the Closing, addressed to Nextel, containing such matters as are customarily contained in auditors' letters regarding information about AMS provided by AMS expressly for inclusion in such Proxy Statement/Prospectus, and in form and substance reasonably satisfactory to Nextel.
                          (c)     AMS will use its reasonable best efforts to
cause the AMS Common Stock to continue to be listed on the Nasdaq National Market until the record date for the Special Meeting (as defined below). Without Nextel's prior written consent, AMS shall not set or change the record date for the Special Meeting for or to any date on which the AMS Common Stock is not a listed security on the Nasdaq National Market.
                 5.3 Stockholder Approval. (a) After the Proxy Statement/Prospectus has become effective, AMS shall cause a special meeting (the "Special Meeting") of its stockholders to be duly called for the purpose of submitting for approval of AMS' stockholders this Agreement and all actions contemplated hereby which require such approval under the DGCL, the Certificate of Incorporation and/or By-laws of AMS or the requirements of Nasdaq National Market. AMS shall use all reasonable efforts, (i) to cause the definitive Proxy Statement/Prospectus relating to this Agreement and the transactions contemplated hereby to be mailed to its stockholders and (ii) give notice of, convene and hold such Special Meeting, as soon as practicable (but subject to compliance with Section 5.2(c)).
                          (b)     The Board of Directors of AMS (assuming such
Board's receipt of the written opinion referenced in Section 9.3(g) herein) shall recommend that stockholders of AMS





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
vote in favor of the approval of this Agreement, and all actions contemplated hereby which require such approval, provided that nothing herein shall require the Board of Directors of AMS to act, or refrain from acting, in any manner that, in the judgment of the Board of Directors of AMS (after obtaining and considering the advice of independent counsel), is reasonably expected to conflict with the proper discharge of the fiduciary duties of the Board of Directors of AMS under applicable law. Subject to the proviso in the preceding sentence, AMS shall use its reasonable best efforts to (i) solicit from stockholders of AMS proxies in favor of such approval and (ii) take all other action to secure a vote of stockholders of AMS in favor of each matter presented as contemplated by this Agreement for the approval of the stockholders of AMS.
                 5.4 Covenants of AMS Prior to the Closing. (a) From the date of this Agreement to and including the Closing, AMS shall give Nextel, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of AMS and its Subsidiaries, shall furnish to Nextel, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information concerning AMS and its Subsidiaries required to be contained in any document required to be filed by Nextel or AMS with any Governmental Authority in connection with any of the transactions contemplated by this Agreement as such Persons may reasonably request and shall instruct AMS' employees, counsel and financial advisors to cooperate with Nextel in its investigation of the business of AMS and the Subsidiaries; provided however, that (i) such investigation shall not unreasonably disrupt the personnel or operations of AMS and its Subsidiaries,
(ii) Nextel shall consult with AMS in good faith to establish such arrangements as are reasonably designed in the circumstances to protect any attorney-client or similar privilege which might otherwise be available with respect to the information or material at issue (and AMS shall not assert that any such privilege would prevent or limit disclosure of such information or material to Nextel unless the subject matter to which it relates is disclosed on a schedule to this Agreement or to Nextel in writing) and (iii) such information as AMS may be under a contractual obligation not to disclose or to make available to a third party such as Nextel need not be furnished to Nextel by AMS if, after using its reasonable efforts in good faith to secure all necessary consents to permit such disclosure, AMS is unable to obtain such consents; and provided further, that no investigation pursuant to this Section shall affect any representation or warranty given by AMS to Nextel hereunder or under any other agreement between AMS and Nextel.
                          (b)     Promptly following AMS' filing of any SEC
Filing containing financial statements of AMS, AMS shall deliver copies thereof to Nextel with a written certification by the chief financial officer of AMS that such financial statements have been prepared in accordance with GAAP; provided, that copies of such monthly financial statements and financial information concerning AMS and/or any of its Subsidiaries in such form, content and detail as are prepared and furnished to any officers of AMS and/or any such Subsidiary, shall be delivered to Nextel promptly after such financial statements or information become available.
                          (c)     AMS shall make on a prompt and timely basis
all governmental or regulatory notifications and filings, including, without limitation, any required notifications and filings under the HSR Act, necessary to be made by it for the consummation of the transactions contemplated hereby, and shall cooperate in all reasonable respects with Nextel's actions taken to fulfill the parallel covenants set forth in Section 6.1 hereof.
                 5.5 No Solicitation. Neither AMS nor any of its Subsidiaries shall directly or indirectly encourage, solicit, initiate or participate in any way in any discussion or negotiations with, or provide any information to, or afford any access to the properties, books or records of AMS or any of its Subsidiaries in connection with any merger, consolidation, business combination, liquidation, reorganization, sale of substantial assets (other than radio inventories), sale of shares of capital stock or similar transactions involving AMS or any Subsidiary; provided that in the event a party expresses in writing a bona fide intention to make an offer to AMS involving any merger, consolidation, business combination, liquidation, reorganization, sale of substantial assets, sale of shares of capital stock or similar transactions, AMS may participate in discussions or negotiations with, or provide information to, or afford access to the properties, books or records of AMS or any Subsidiary, if to fail to do so would, in the reasonable judgment of the Board of Directors of AMS (after obtaining and considering the advice of independent counsel), conflict with the proper discharge of the fiduciary duties of the Board of Directors of AMS under applicable law. AMS shall promptly notify Nextel if any such information is requested of it or any Subsidiary or any such negotiations or discussions are sought with it or any Subsidiary.
                 5.6 Affiliates. AMS shall use its best efforts to cause each person that is an "affiliate" of AMS for purposes of Rule 145 under the Securities Act ("Rule 145 Affiliates", which shall include all executive officers and directors of AMS and all holders of 5% or more of the outstanding shares of AMS Common Stock and such other individuals or entities listed as Rule 145 Affiliates as set forth on Schedule 5.6) to deliver to Nextel at the Closing a written agreement substantially in the form attached hereto as Annex B.
                 5.7 Warrant and Option Holders, Etc. AMS shall use its best efforts to cause: (a) all warrant and option holders of AMS Common Stock either to exercise, cancel, convert or otherwise act as permitted in Section
2.3 with respect to their warrants and options; (b) holders of AMS Common Stock who have registration rights (other than those Persons and registration rights set forth on the Disclosure Schedule under a reference to Section 3.22), pre-emptive or anti-dilutive rights, rights to appoint directors or to have other representatives on the Board of Directors of AMS or any other corporate governance rights associated with such holder's stock (other than rights arising under the AMS Certificate of Incorporation or By-Laws), to terminate such rights; and (c) all such actions to become effective at and upon the Effective Time.
                 5.8 Vote of AMS Directors and Officers. AMS shall use reasonable best efforts, subject to any restrictions under applicable law, to obtain agreements from each officer and director of AMS to vote his or her shares of AMS Common Stock in favor of the Merger.
                 5.9 No Subsidiaries. AMS shall use its reasonable best efforts to cause its Subsidiaries to be dissolved and the assets distributed to, or merged with and into, AMS on or prior to the Closing, so that as of the Effective Time AMS shall have no Subsidiaries.

                   ARTICLE VI.  COVENANTS OF NEWCO AND NEXTEL

                 6.1 Conduct of Nextel Prior to the Closing. Nextel shall make on a prompt and timely basis all governmental or regulatory notifications and filings, including, without limitation, any required notifications and filings under the HSR Act, necessary to be made by it for the consummation of the transactions contemplated hereby, and shall cooperate in all reasonable respects with AMS' actions taken to fulfill the parallel covenants set forth in
Section 5.4(c) hereof.

                 6.2      SEC Registration.
                          (a)     Nextel shall use all reasonable efforts to
prepare and file as promptly as practicable with the SEC the Proxy Statement/Prospectus. Nextel may elect to use the same Proxy Statement/Prospectus to register the issuance and/or resales of other shares of Nextel stock that Nextel contemplates issuing to persons other than the stockholders of AMS in other transactions; provided that the inclusion of such shares in the Proxy Statement/Prospectus will not delay or impede the process of the Proxy Statement/Prospectus becoming and remaining effective as contemplated hereunder. Nextel shall use its reasonable best efforts to cause such Proxy Statement/Prospectus to become effective as promptly as practicable, and shall use its reasonable best efforts to take any action required to be taken to comply in all material respects with any applicable federal or state securities laws in connection with the issuance of Nextel Common Shares in the Merger; except that such covenant of Nextel is made, as to those portions of the Proxy Statement/Prospectus containing or required to contain AMS Information, assuming and relying on timely and full compliance by AMS with
Section 5.2.
                          (b)     Nextel shall use its reasonable best efforts
so that the information included in the Proxy Statement/Prospectus shall not, at the time the Proxy Statement/Prospectus is declared effective and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; except that such covenant of Nextel is made, as to those portions of the Proxy Statement/Prospectus containing or required to contain AMS Information, assuming and relying on timely and full compliance by AMS with
Section 5.2. If at any time prior to the time of the Special Meeting or the Effective Time any event or circumstance should be discovered by Nextel which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, Nextel will promptly advise AMS and use its reasonable best efforts to appropriately amend or supplement and mail the Proxy Statement/ Prospectus or such amendment or supplement, if required. Any amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Proxy Statement/Prospectus.
                          (c)     Nextel shall cause the Proxy
Statement/Prospectus and all other documents required to be filed by Nextel with the SEC in connection with the transactions contemplated herein to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that Nextel shall have no liability or obligation for any AMS Information included in such Proxy Statement/Prospectus and/or other documents filed by Nextel with the SEC.
                          (d)     Nextel shall instruct its accountants to
deliver, and shall use its best efforts to cause its accountants,

Deloitte & Touche, to deliver, to AMS letters dated at the time the Proxy Statement/Prospectus becomes effective and as of the Closing, addressed to AMS, containing such matters as are customarily contained in auditors' letters regarding information about Nextel and Newco contained in the Proxy Statement/Prospectus, and in form and substance reasonably satisfactory to AMS.
                 6.3 Current Public Information. After the Effective Time, Nextel shall use all reasonable efforts to file all reports required to be filed by it under the Securities Act or the Exchange Act and the rules and regulations adopted by the SEC thereunder and shall use all reasonable efforts to take such further action as may be necessary to ensure that the requirements of Rule 144(c) under the Securities Act are satisfied such as to enable any Rule 145 Affiliates of AMS to offer or sell the Nextel Common Shares received by them in the Merger pursuant to paragraph (d) of Rule 145 (subject to compliance with the provisions of paragraphs (e), (f) and (g) of Rule 144) and subject also to Section 5.6 and any certificates delivered in accordance therewith by any of such Rule 145 Affiliates of AMS.
                 6.4 NASDAQ Listing. Nextel shall use its reasonable best efforts to list (subject to notice of issuance) on the Nasdaq National Market, the Nextel Common Shares to be issued in connection with the Merger.
                 6.5 Indemnification. (a) From and after the Effective Time until the tenth anniversary of the Effective Time (the

"Indemnification Period"), the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of AMS (each, an "Indemnitee") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that AMS would have been permitted under Delaware law and its charter and by-laws in effect as of the date hereof to indemnify such persons (including the advancing of expenses as incurred (including the cost of any investigation and preparation incurred in connection therewith)) to the fullest extent permitted under Delaware law, provided the Indemnitee to whom such expenses are advanced provides an undertaking to the Surviving Corporation to repay such advance if it is ultimately determined that such person is not entitled to indemnification under Delaware law; provided, further, that any determination required to be made with respect to whether an Indemnitee's conduct complies with the standards set forth under Delaware law and AMS's charter and by-laws shall be made by independent counsel selected by the Surviving Corporation and reasonably satisfactory to such Indemnitee ("Independent Counsel"). If any claim or claims are asserted or made within the Indemnification Period, all rights to indemnification hereunder in respect of any such claim shall continue until disposition of any and all such claims, irrespective of whether such disposition occurs within the Indemnification Period.
         (b) An Indemnitee shall give prompt written notice to the Surviving Corporation upon learning of any claim, action, suit or proceeding for which indemnification properly may be sought hereunder (although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 6.5, except to the extent such failure actually prejudices the Surviving Corporation), and the Surviving Corporation, through counsel reasonably satisfactory to the Indemnitee, may assume the defense thereof; provided, however, that any Indemnitee shall be entitled to participate in (but not control) any such action, suit or proceeding with counsel of his own choice but at his own expense; and provided, further, that any Indemnitee shall be entitled to participate in (and control, with respect to matters pertaining to such Indemnitee) any such action, suit or proceeding with counsel of his own choice at the expense of the Surviving Corporation if (in the opinion of Independent Counsel) representation by the Surviving Corporation's counsel would, or would reasonably be expected to, present a conflict of interest or if there would be, or there would reasonably be expected to be, defenses available to the Indemnitee which could be in conflict or inconsistent with those available to the Surviving Corporation. In any event, if the Surviving Corporation's counsel fails to assume the defense within a reasonable time, the Indemnitee may assume such defense and the fees and expenses of his attorneys (if indemnification for the subject claims was properly sought hereunder) shall be borne by the Surviving Corporation. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled without the consent of the Surviving Corporation, which consent shall not be unreasonably withheld. The Surviving Corporation shall not, without the consent of the Indemnitee, (i) compromise or settle any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such action, suit or proceeding or (ii) compromise or settle any action, suit or proceeding in any manner that may adversely affect the Indemnitee other than as a result of money damages or other money payments for which the Surviving Corporation is fully responsible with no recourse by the claimant to the assets of any Indemnitee.
         (c) Notwithstanding any provision to the contrary in this Section 6.5, (i) the law firm of Richards, Layton & Finger shall, at the expense of the Surviving Corporation, be the lead attorneys who shall represent (and shall control the defense of) the directors of AMS in the Purported Class Actions, and in any other action, suit or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby (whether or not any such action, suit or proceeding is consolidated or combined with the Purported Class Actions) and (ii) the law firm of Fellheimer Eichen Braverman & Kaskey (or any other attorneys reasonably acceptable to the current directors of AMS) shall, at the expense of the Surviving Corporation, be the (or among the) attorneys who represent and defend the directors of AMS in the action captioned Seidman, et al. v. American Mobile Systems Incorporated, et al., Civil Action No. 92-1782 (E.D.P.A. filed March 30, 1992). Counsel retained by the Surviving Corporation (at its own expense) may participate in the defense of any claim, action, suit or proceeding commenced against or involving any Indemnitee for which indemnification properly may be sought hereunder, except under the circumstances referred to in the final proviso of the first sentence of Section 6.5(b).
         (d) This Section 6.5 shall survive the consummation of the Merger. The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his heirs and representatives and shall be binding upon the Surviving Corporation and its successors and assigns. The rights provided to the Indemnitees hereunder shall be in addition to, and shall not be in lieu of or otherwise diminish in any respect, any rights to indemnity which such parties may have under the charter or bylaws of AMS or the Surviving Corporation or any other agreement entered into by an Indemnitee with AMS prior to the date hereof; provided, that true, complete and correct copies of such agreements shall have been delivered to Nextel prior to the date hereof.
         (e) If Nextel elects, pursuant to Section 7.7(a), to substitute a Subsidiary (the "Substitute Subsidiary") for Newco in connection with the Merger, Nextel shall, within 45 days after the Effective Time, cause the assets of Mobile Communications of Florida, Inc. to be transferred to such Substitute Subsidiary. Nextel will not cause the Surviving Corporation to dispose of more than 20% of the assets of the Surviving Corporation for other than fair value without putting into place indemnification provisions reasonably satisfactory to the Indemnitees.

                         ARTICLE VII.  JOINT COVENANTS

                 7.1 Confidentiality. Each of AMS and Nextel shall (and shall cause its respective officers, employees and representatives to) keep all information furnished to it pursuant to or in connection with this Agreement or any of the transactions contemplated herein confidential (including, without limitation, any of such information relating to either of AMS' or Nextel's respective business) and shall not disclose any of such information to any third party, except (i) as contemplated herein, (ii) as required by (A) law (including information disclosures that may be required to be set forth in the Proxy Statement/Prospectus or other materials furnished to AMS stockholders as contemplated in Section 5.3 hereof), (B) valid judicial or regulatory process to any Governmental Authority including but not limited to the FCC, the Federal Trade Commission and the Department of Justice, or (C) securities exchange rules or regulations (or comparable rules and regulations of the Nasdaq National Market), and (iii) for disclosures of such information concerning the transactions contemplated by this Agreement which are made to AMS' or to Nextel's respective stockholders, officers, directors, financial advisors, accountants, counsel or other representatives on a need-to-know basis; provided, that such confidentiality obligations shall not apply to any information (i) which becomes public through no fault of the receiving party or its representatives or (ii) which the receiving party can show was already known to it on a non-confidential basis prior to the disclosure thereof by the other party. Whether or not containing confidential information, all press releases and similar public disclosures concerning any of the transactions contemplated by this Agreement shall be approved by each of the parties hereto (which approval shall not be unreasonably withheld or delayed) prior to their release or publication. Upon the occurrence of the Merger, Nextel shall automatically be released from the confidentiality obligations imposed on it pursuant to this Section 7.1 or otherwise with respect to any information furnished to it by or on behalf of AMS.
                 7.2 State Takeover Statutes. Following the execution hereof, each of Nextel and AMS shall, upon the request of the other, use all reasonable efforts to take all available steps to (a) exempt the transactions contemplated hereby from the requirements of any otherwise applicable state takeover law and (b) assist the other party in any challenge to the validity or applicability to the transactions contemplated hereby of any state takeover law.
                 7.3 FCC Filings. Nextel and AMS have entered into a side agreement dated June 4, 1993, as amended to the date hereof, in connection with certain matters relevant to a "wide area" SMR filing application with the FCC (the "Side Agreement"). AMS and Nextel hereby confirm that such Side Agreement, as to the matters it addresses, relates to and supplements this Agreement, and the execution and delivery of this Agreement is not intended to and shall not supersede or terminate such Side Agreement.
                 7.4 Related Nextel Stock Issuance. Nextel has indicated to AMS that Nextel may reach agreement with Comcast Corporation ("Comcast") and/or Motorola Inc. ("Motorola") and/or Digital Radio L.L.C. (the "McCaw Investor") on the terms that will be applicable to any exercise by such parties or any of them of anti-dilutive rights, whether now held by, or hereafter to be granted to, such parties (or their affiliates), triggered by issuances of Nextel Common Shares in or in connection with the Merger and/or certain other completed, pending or proposed issuances of Nextel Common Shares previously disclosed in writing to AMS (the "Other Issuances"). AMS confirms that Nextel may reach agreements with Comcast, Motorola and/or the McCaw Investor on such anti- dilutive rights and such parties' exercise thereof, by reason of the Merger and/or any or all of such Other Issuances, on such specific terms as the Board of Nextel determines is appropriate provided that such agreements do not delay the consummation of the Merger other than any delay related to or arising from the existing contractual arrangements between Nextel and Motorola or Nextel and Comcast or Nextel and the McCaw Investor or its affiliates.
                 7.5 Support of Transactions. Each of Nextel and AMS shall, and each shall cause its respective affiliates to (i) use his or its reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required under Articles III and IV, (ii) exert his or its reasonable best efforts to obtain all material consents and approvals of Forums and third parties that any of Nextel, AMS or their respective affiliates are required to obtain in order to consummate the Merger (including all FCC approvals and consents), (iii) take such other action as may reasonably be necessary or as the other party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement, and (iv) refrain from taking or causing to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.
                 7.6 Antitrust Filing. To the extent not already performed or accomplished, within 20 days following the date hereof each of AMS and Nextel (and, to the extent required, their respective affiliates) shall promptly file or cause to be filed any reports, documents, filings or other data required to be filed with respect to the transactions contemplated hereby by each of them respectively pursuant to the HSR Act and the rules and regulations promulgated thereunder, and each shall use its respective reasonable best efforts to respond as promptly as practicable to all inquiries received for additional information or documentation. AMS shall permit Nextel to participate in any discussions with representatives of the United States Federal Trade Commission and the United States Department of Justice, and shall use all reasonable efforts to permit Nextel (through its counsel) to direct all communications and contacts with and to such representatives. Each of Nextel and AMS shall use its best efforts to resolve such objections, if any, which may be asserted with respect to the Merger under the antitrust laws, including, without limitation, the HSR Act. In the event a suit is threatened or instituted challenging the Merger as violative of the antitrust laws, each of Nextel and AMS shall use its best efforts to avoid the filing of, resist or resolve such suit.
                 7.7      Substitution of Subsidiary or Successor Company.
                          (a)     Nextel has the option to substitute any
wholly owned direct subsidiary of Nextel for Newco in connection with the Merger, provided that such substitution does not adversely affect the interests of AMS or its stockholders hereunder. If Nextel makes such an election, each reference to Newco herein shall be deemed to refer to the new subsidiary.
                          (b)     If Nextel elects to engage in a corporate
reorganization transaction prior to or contemporaneously with the Closing in which Nextel is merged into a corporation that has a capital structure identical to the capital structure of Nextel and succeeds to all of the obligations of Nextel (including, without limitation, under this Agreement), then, if requested by Nextel, so long as (i) the intended tax-free treatment of the Merger would not be adversely affected, and (ii) the other aspects of a transaction involving the equity of the entity resulting from such reorganization transaction would be equivalent to or no less favorable to the stockholders of AMS than the Merger involving Nextel equity, the parties shall agree to appropriate modifications to this Agreement and any related documents to accommodate a transaction involving such resulting entity and the equity of such resulting entity. The modifications and related documentation may include an additional agreement to confirm that the Merger would be part of a broader reorganization of Nextel that is intended to qualify for tax-free treatment under Section 351 of the Code and other modifications to confirm that the Merger is part of the broader transaction under Section 351.
                 7.8 Stock Purchase Agreement. (a) Nextel and AMS are parties to a Stock Purchase Agreement, dated as of August 25, 1993, and as amended by Amendment No. 1 dated June 14, 1994 ("Amendment No. 1"), and by Amendment No. 2 dated August 12, 1994 ("Amendment No. 2"), and by Amendment No. 3 dated September 14, 1994 ("Amendment No. 3") and by Amendment No. 4 dated November 18, 1994 ("Amendment No. 4") (such agreement, as so amended, the "Stock Purchase Agreement"). Upon execution of this Agreement, the Stock Purchase Agreement shall lapse and be of no further force and effect; provided, that if this Agreement shall be terminated in accordance with Section 11.1(b)(iv), Section 11.1(c)(iv), Section 11.1(d)(iii), or Section 11.1(d)(iv) (each a "Spring Back Event") then, upon the occurrence of such Spring Back Event, the Stock Purchase Agreement shall be returned automatically to full force and effect and shall once again become the binding, legally enforceable agreement of Nextel and AMS; provided, that upon the occurrence of such Spring Back Event and the reinstitution of the Stock Purchase Agreement, such Stock Purchase Agreement shall, without any further action on the part of the parties thereto, be amended as follows:

         (i) the first sentence of Section 4.11(b) of the Stock Purchase Agreement shall be amended by substituting for the date "June 30, 1999" the words "the fourth anniversary of the Termination Date".

         (ii) Section 4.11(b) shall be further amended to add the following sentence as the last sentence of such Section:

        "As used herein, the term "Termination Date" means the day which is the 120th day following the occurrence of a Spring Back Event (as such term is defined in that certain Agreement and Plan of Merger, dated as of April 25, 1995, by and among the Issuer, the Purchaser and Mobile Communications of Florida, Inc.

         (iii) The term "Market Value Date" in Section 6.1 of the Stock Purchase Agreement shall be amended by substituting for the date "June 30, 1999" the words "the fourth anniversary of the Termination Date".

         (iv) Section 7.12(a)(ii) of the Stock Purchase Agreement is amended by substituting for the date "June 30, 1999" the words "the fourth anniversary of the Termination Date".

         (v) Section 7.12(a)(iv) of the Stock Purchase Agreement is amended by substituting for the date "June 30, 1995" the words "the Termination Date".

(b) Upon the occurrence of a Spring Back Event and the reinstitution of the Stock Purchase Agreement, that certain Option Agreement dated as of April 7, 1993 by and between Nextel and AMS, as amended (the "Amended Option Agreement") shall, without any further action on the part of the parties thereto, be amended as follows:
         (i) Section 15 of the Amended Option Agreement shall be amended by substituting for the date "June 30, 1995" each time it appears therein the words "the Termination Date".
         (ii) Section 15 of the Amended Option Agreement shall be further amended by substituting for the date "October 31, 1994" the words "30 days preceding the Termination Date".
(c) Upon the occurrence of a Spring Back Event and the reinstitution of the Stock Purchase Agreement, that certain letter agreement dated June 4, 1993 between Nextel and AMS, as amended (the "Short Spacing Letter") shall, without any further action on the part of the parties thereto, be amended by substituting for the date "June 30, 1995" each time it appears in Sections 2, 4 and 5 of the Short Spacing Letter the words "the Termination Date".
                 7.9 Nextel Vote of AMS Shares. Subject to any restrictions under applicable law, Nextel will vote its shares of AMS Common Stock in favor of the Merger.
                 7.10 Transfer of AMS Common Stock by Nextel. From the date of execution of this Agreement until the Closing (or any earlier termination of this Agreement), Nextel shall not sell, transfer, assign or convey any shares of AMS Common Stock beneficially owned by Nextel.

                             ARTICLE VIII.  CLOSING

                 8.1 Filing. As soon as all of the conditions set forth in Article IX have either been fulfilled or waived, and if the Merger Agreement has not theretofore been terminated pursuant to its terms, the Boards of Directors of Nextel and AMS hereby direct their officers forthwith to file and record all relevant documents with the appropriate government officials to effectuate the Merger.
                 8.2 Closing. The Closing shall, unless another date or place is agreed to in writing by the parties hereto, take place at a location and time mutually agreed upon by Nextel and AMS at the earliest practicable date, and such date, time and location shall be confirmed in writing by such parties not less than 10 days prior to the scheduled date of the Closing. The term "Closing," when used in this Agreement, means the Effective Time.

                     ARTICLE IX.  CONDITIONS TO OBLIGATIONS

                 9.1 Conditions to Obligations of Nextel, Newco and AMS. The obligations of Nextel, Newco and AMS to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties to the extent permitted by law:

                          (a)     The stockholders of AMS shall have taken all
necessary action to authorize, approve and adopt the transactions referred to in this Agreement.
                          (b)     All waiting periods under the HSR Act and the
regulations promulgated thereunder applicable to the Merger shall have expired or been terminated.
                          (c)     All required FCC approvals and consents,
which shall be obtained for purposes of this Agreement only when they have become Final Orders (as defined in this section), shall have been obtained, any approval or consent required to be obtained under the Nextel Indentures (as herein defined) to consummate the transactions contemplated hereby shall have been obtained, and any approval or consent of any other third party required as a condition to the consummation of the Merger shall have been obtained, if the failure to obtain such approval or consent would preclude or prohibit the consummation of the Merger or would have a Material Adverse Effect on AMS (or, assuming and giving effect to consummation of the Merger, on the Surviving Corporation) and its Subsidiaries, taken as a whole or on Nextel and the Nextel Subsidiaries, taken as a whole. Any consent or approval granted or an order entered by the FCC shall be a "Final Order" when a sufficient number of days shall have elapsed from the date of entry or grant thereof without the filing of any adverse request, petition or appeal by either party or third party or by the FCC (on its own motion) with respect to such consent, approval or order, or any aspect or portion thereof, or any resubmissions of any applications or requests for any of such consents, approvals or orders, or, if challenged, that such consent, approval or order (or affected aspects or portions thereof) shall have been reaffirmed or upheld and the applicable period for seeking further administrative or judicial review shall have expired without the filing of any action, petition or request for further review.
                          (d)     There shall not be in force any order or
decree, statute, rule or regulation, nor shall there be on file any complaint in any Forum seeking an order or decree, restraining, enjoining or prohibiting the consummation of the Merger, and neither Nextel nor AMS shall have received notice from any Governmental Authority that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the Merger or to nullify or render ineffective this Agreement if consummated, or to take any other action which would result in the prohibition of, or material change in, the terms of or applicable to the Merger; provided that so long as no order, decree or judgment has been obtained and is in effect that would restrain, enjoin, prohibit or materially change the terms of or applicable to, the Merger, the existence or pendency of the Purported Class Actions shall not be deemed to constitute all or any part of the basis for any party to claim that the condition set forth in this Section 9.1(d) is not satisfied.
                          (e)     The Proxy Statement/Prospectus shall have
become effective under the Securities Act, and no stop order suspending such effectiveness shall have been issued or threatened with respect thereto.

                          (f)     The registration statements or other filings
as may be required under applicable blue sky laws shall have become effective, and no stop order shall be threatened or in effect with respect thereto.
                          (g)     The Nextel Common Shares issuable in the
Merger shall have been listed or approved for listing upon notice of issuance by the Nasdaq National Market.
                          (h)     Nextel and AMS shall each have obtained an
opinion of their respective counsel, based on customary representations and warranties, and otherwise reasonably satisfactory to each of them (in the case of the opinion addressed to such party). The opinion of Nextel counsel shall be addressed to Nextel and shall be to the effect that (i) the Merger will constitute a Tax-free reorganization within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by Newco, Nextel or AMS by reason of the Merger. The opinion of AMS counsel shall be addressed to AMS and shall be to the effect that (i) the Merger will constitute a Tax-free reorganization within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by the stockholders of AMS upon the conversion of their shares of AMS Common Stock into shares of Nextel Common Shares pursuant to the terms of the Merger (except for the effect of any cash received in lieu of fractional shares).
                          (i)     The purchase of Units by the McCaw Investor,
as contemplated in that certain Securities Purchase Agreement dated as of April 4, 1995 by and among Nextel, the McCaw Investor and Craig O. McCaw, shall have been consummated.
                 9.2 Conditions to Obligations of Nextel and Newco. The obligation of each of Nextel and Newco to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Nextel:
                          (a)     The representations and warranties of AMS
contained in this Agreement shall be true and correct on the date hereof, and shall remain true and correct in all material respects as of the Closing, as if made anew at that time, and each of the covenants and agreements of AMS to be performed as of or prior to the Closing shall have been duly performed in all material respects.
                          (b)     AMS shall have delivered to Nextel a
certificate signed by an officer of AMS, dated the Closing, certifying that, to the best of the knowledge and belief of such officer, the conditions specified in Section 9.1 as they relate to AMS, and in subsection 9.2(a), (g) and (i) have been fulfilled.
                          (c)     Nextel shall have received an opinion, dated
the Closing, from counsel to AMS in a form reasonably satisfactory to Nextel.
                          (d)     Nextel shall have received a letter from KPMG
Peat Marwick L.L.P., dated as of the Closing, addressed to Nextel pursuant to
Section 5.2(b).

                          (e)     At the time the Proxy Statement/Prospectus
becomes effective, and also at the Closing, AMS shall have furnished to Nextel certificates, dated as of said times and signed by its President and Secretary, to the effect that to the best of the knowledge and belief of the signing persons the material contained in the Proxy Statement/Prospectus which constitutes AMS Information, contains, as of the date of each of such certificates, no material misstatement of fact and does not omit to state any material fact necessary to make the statements made not misleading.
                          (f)     No holder of outstanding shares of AMS Common
Stock shall be entitled to assert appraisal rights.
                          (g)     All options and warrants to acquire AMS
Common Stock or any other securities of AMS shall either have been exercised, expired by their terms or otherwise been cancelled or converted into or exchanged for corresponding options or warrants of Nextel as contemplated in Sections 2.2 or 2.3, and all Persons having any rights of the type(s) referred to in Section 5.7(b) hereof shall have executed and delivered written instruments, in form and substance reasonably acceptable to Nextel, terminating such rights effective as of the Closing.
                          (h)     Nextel shall have received duly executed
agreements, each in substantially the form attached hereto as Annex B, from each of the Rule 145 Affiliates.
                          (i)     The terms and conditions of any Debt (as such
term is defined in the Nextel Indentures) of AMS or any of its Subsidiaries outstanding immediately prior to the Closing shall permit payment in full at any time at the borrower's election, without prepayment penalties, similar charges or any lender's or other third party's consents (unless received and in effect at such time), other than charges payable to Kansallis Osake Pannki ("KOP") under AMS' existing credit agreement with KOP to the extent the interest earned on the proceeds of any such repayment is less than the interest that would have otherwise been payable under such applicable credit agreement with respect to such amount (for the period from the date of such repayment until the date of the succeeding interest rate redetermination (or other similar provision) under such applicable credit agreement.
                          (j)  AMS shall have delivered to Nextel a
certificate, in a form reasonably satisfactory to Nextel, signed by an officer of AMS, dated the Closing, certifying that, to the best knowledge of such officer, the Nextel Common Shares issued in the Merger will be held in a manner consistent with the "continuity of interest" conditions imposed by the Code.
                 9.3 Conditions to the Obligations of AMS. The obligation of AMS to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by AMS:
                          (a)     The representations and warranties of Nextel
and Newco contained in this Agreement shall be true and correct on the date hereof, and shall remain true and correct in all material respects as of the Closing, as if made anew at that time, and each of the covenants and agreements of Nextel and

Newco to be performed as of or prior to the Closing shall have been duly performed in all material respects.
                          (b)     Nextel shall have delivered to AMS a
certificate signed by an officer of Nextel, dated the Closing, certifying that, to the best of the knowledge and belief of such officer, the conditions specified in Section 9.1 as they relate to Nextel and/or Newco and in subsection 9.3(a) have been fulfilled.
                          (c)     AMS shall have received an opinion, dated the
Closing, from counsel to Nextel in a form reasonably satisfactory to AMS.
                          (d)     AMS shall have received a letter from
Deloitte & Touche, L.L.P., dated as of the Closing, addressed to AMS, pursuant to Section 6.2(d).
                          (e)     At the time the Proxy Statement/Prospectus
becomes effective, and also at the Closing, Nextel shall have furnished to AMS certificates, dated as of said times and signed by its President and Secretary, to the effect that to the best of the knowledge and belief of the signing persons the material contained in the Proxy Statement/Prospectus (other than AMS Information) contains, as of the date of each of such certificates, no material misstatement of fact and does not omit to state any material fact necessary to make the statements made not misleading.
                          (f)     There shall not be any pending litigation
filed against Nextel, the outcome of which may reasonably be expected to result in a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole.
                          (g)     The Board of Directors of AMS shall have
received an opinion, dated within 5 days of the date of the definitive Proxy Statement/Prospectus relating to the Special Meeting, from Salomon Brothers Inc., financial advisors to AMS, to the effect that, from a financial point of view, the Exchange Ratio is fair to the public holders of AMS Common Stock (other than Nextel).
                            ARTICLE X.  DEFINITIONS

                 10.1 Defined Terms. In addition to the definitions set forth in Section 3.15, as used herein the following terms shall have the following meanings:
                 "Affiliate" means as to any Person, another Person which controls, is controlled by or is under common control with, such Person.
                 "Agreement" has the meaning assigned to such term in the introduction hereof.
                 "AMS" means American Mobile Systems Incorporated, a Delaware corporation.
                 "AMS Common Stock" means AMS' common stock, par value $0.01 per share.
                 "AMS Disclosure Information" has the meaning assigned to such term in Section 3.14 hereof.
                 "AMS Equivalent Securities" has the meaning assigned to such term in Section 2.1 hereof.

                 "AMS Information" has the meaning assigned to such term in
Section 5.2 hereof.
                 "AMS Financial Statements" has the meaning assigned to such term in Section 3.5 hereof.
                 "AMS Option Plan" has the meaning assigned to such term in
Section 2.3 hereof.
                 "AMS Stock Option" has the meaning assigned to such term in
Section 2.3 above.
                 "CERCLA" means the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, as amended.
                 "Certificate" has the meaning assigned to such term in Section
2.5 hereof.
                 "Certificate of Incorporation" means AMS' Certificate of Incorporation, as the same may be supplemented, amended or restated from time to time.
                 "Charter Documents" means, with respect to any corporation, the certificate or articles of incorporation and by-laws or regulations of such corporation.
                 "Claims" has the meaning assigned to such term in Section 3.7 hereof.
                 "Closing" has the meanings assigned to such term in Section
8.2 hereof.
                 "Closing Per Share Value" has the meaning assigned to such term in Section 2.10 hereof.
                 "Code" means the Internal Revenue Code of 1986, as amended, including, when appropriate, the statutory predecessor of the Code, and all applicable regulations under the Code and the statutory predecessor of the Code, and any official published rulings and judicial determinations under the foregoing.
                 "Consent Decree" means that certain agreed order by and among the U.S. Department of Justice, Motorola, Inc. and Nextel, dated October 27, 1994, which Nextel anticipates will be incorporated in a final Order of an appropriate Forum, and which is in substantially the form of the draft thereof furnished to AMS prior to the date hereof.
"Contaminants" has the meaning assigned to such term in CERCLA.
                 "Contingent Obligation" means any obligation of any Person guaranteeing or otherwise becoming responsible for, in any manner whatsoever, whether directly or indirectly, any indebtedness, lease, dividend or other obligation of any other Person, whether or not contingent; provided, however, that the term "Contingent Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business.
                 "Converted Nextel Shares" has the meaning assigned to such term in Section 2.3(b) hereof.
                 "Converted Per Share Price" has the meaning assigned to such term in Section 2.3(b) hereof.
                 "DGCL" has the meaning assigned to such term in Section 1.1 hereof.
                 "Effective Time" has the meaning assigned to such term in
Section 1.2 hereof.





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
                 "Employee Plans" has the meaning assigned to such term in
Section 3.21 hereof.
                 "ERISA" has the meaning assigned to such term in Section 3.21 hereof.
                 "Exchange Act" means the Securities Exchange Act of 1934, as amended.
                 "Exchange Ratio" has the meaning assigned to such term in
Section 2.1 hereof.
                 "Excluded Shares" has the meaning assigned to such term in
Section 2.1 hereof.
                 "FCC" has the meaning assigned to such term in Section 3.3 hereof.
                 "Final Order" means that forty (40) days shall have elapsed from the date of grant of FCC consent to the transfers of control and/or assignments contemplated by the relevant applications or requests submitted to the FCC without the filing of any adverse request, petition or appeal by any party or third party or by the FCC on its own motion with respect to such consents, or any resubmissions of any applications or requests for such consents, or, if challenged, that such FCC consents shall have been reaffirmed or upheld and the applicable period for seeking further administrative or judicial review shall have expired without the filing of any action, petition or request for further review.
                 "Forums" has the meaning assigned to such term in Section 3.7 hereof.

                 "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time, applied on a consistent basis.
                 "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
                 "Hazardous Substances" has the meaning assigned to such term in CERCLA.
                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
                 "Indemnitee" means a party entitled to indemnification under
Section 6.5 hereof.
                 "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).
                 "Material Adverse Change (or Effect)" means a change (or effect) in the financial condition, results of operations, assets or business, which change (or effect), individually or in the aggregate, is or is reasonably expected to be materially adverse to such condition, results of operations, assets or business.
                 "Maximum AMS Common Equivalents" has the meaning assigned to such term in Section 2.2(a) hereof.
                 "Maximum Nextel Shares" has the meaning assigned to such term in Section 2.1 hereof.
                 "McCaw Investor" has the meaning assigned to such term in
Section 7.4.
                 "Merger" has the meaning assigned to such term in Section 1.1 hereof.
                 "Newco" means American Mobile Acquisition Corp., a Delaware corporation.
                 "Nextel" means NEXTEL Communications, Inc., a Delaware corporation.
                 "Nextel Common Shares" means shares of Nextel Class A Common Stock, par value $.001 per share.
                 "Nextel Disclosure Information" has the meaning assigned to such term in Section 4.14 hereof.
                 "Nextel Financial Statements" has the meaning assigned in
Section 4.5.
                 "Nextel Indentures" means, collectively, the First Nextel Indenture, the Second Nextel Indenture and, from and after the time of which the OneComm Merger has been consummated, the OneComm Indenture. The "First Nextel Indenture" means that certain Indenture dated as of August 15, 1993 by and between Nextel and The Bank of New York, as Trustee ("Trustee"), in the form heretofore delivered to AMS; the "Second Nextel Indenture" means that certain Indenture dated as of February 15, 1994, by and between Nextel and the Trustee, in the form heretofore delivered to AMS; and the "OneComm Indenture" means that certain Indenture dated as of January 13, 1994 by and between CenCall Communications Corp. (now known as OneComm Corporation; "OneComm") and the Trustee, in the form heretofore delivered to AMS, and as the same may be supplemented and amended as contemplated by its terms in connection with its assumption by Nextel, as successor to OneComm, in the OneComm Merger.
                 "Nextel Subsidiary" means a Subsidiary of Nextel.
                 "Officers' Certificate" means a certificate executed on behalf of AMS or Nextel, as applicable, by its President or by one of its Vice Presidents, and by its Treasurer, Secretary or by one of its Assistant Secretaries.
                 "OneComm Merger" means that certain merger of OneComm with and into Nextel on substantially the terms contemplated in that certain Agreement and Plan of Merger by and between Nextel and OneComm dated as of July 13, 1994, as heretofore amended, a copy of which has been heretofore delivered to AMS.
                 "Original Warrant" has the meaning assigned to such term in
Section 2.1 hereof.
                 "Other Issuances" has the meaning assigned to such term in
Section 7.4 hereof.
                 "Permitted Liabilities" means liabilities or obligations that
(i) are associated with obligations (other than indebtedness for borrowed money) not due for payment or performance under executory contractual arrangements, such as liabilities associated with obligations to make future payments under leases or maintenance contracts that, in accordance with GAAP, would be characterized as operating leases and (ii) in accordance with GAAP, would not be included as a liability on the liability side of a balance sheet.
                 "Permitted Lien" means (i) Liens that secure only Permitted Liabilities and apply only to items of collateral that give rise to such Permitted Liability, (ii) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings; (iii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings; (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (v) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature incurred in the ordinary course of business; (vi) easements, rights-of-way, restrictions and other similar changes or encumbrances not interfering with the ordinary conduct of business; and
(vii) Liens created for the sole purpose of extending, renewing or refunding any other Permitted Lien or any Lien existing prior to the date of acquisition of the asset, property, right or interest subject to such Lien; provided, however, that such extension, renewal or refunding Lien shall be limited to all or any part of the asset, property, right or interest that secured the Lien being extended, renewed or refunded.
                 "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.
                 "Pollutants" has the meaning assigned to such term in CERCLA. "Post-Employment Benefits" has the meaning assigned to such term in Section 3.21(j) hereof.
                 "Proxy Statement/Prospectus" means the registration statement, the prospectus included therein and the proxy statement to be furnished to the holders of AMS Common Stock, in each case together with any amendments thereto pursuant to Sections 5.3 and 6.2 hereof.
                 "Purported Class Actions" has the meaning assigned to such term in Section 3.7 hereof.
                 "Requirement of Law" means as to any Person, the articles of incorporation, by-laws or other organizational or governing documents of such Person, and any law, or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                 "Rights" has the meaning assigned to such term in Section 3.11 hereof.
                 "Rule 145 Affiliates" has the meaning assigned to such term in
Section 5.6 hereof.
                 "SEC" means the Securities and Exchange Commission.
                 "SEC Filings" means each and all of the forms, reports or statements filed by AMS with the SEC, pursuant to the requirements of (i)
Section 13 or 14 of the Exchange Act or (ii) the Securities Act, on or after July 1, 1992, including all exhibits, amendments and supplements thereto.
                 "Securities Act" means the Securities Act of 1933 as amended, and the rules and regulations promulgated by the SEC from time to time thereunder.
                 "Securities Purchase Agreement" (a true and correct copy of which has been previously delivered to AMS) has the meaning assigned to such term in Section 9.1(i).
                 "Side Agreement" has the meaning assigned to such term in
Section 7.3 hereof.
                 "SMR" means specialized mobile radio.
                 "Special Meeting" has the meaning assigned to such term in
Section 5.3 hereof.
                 "Subsidiary" means, as to any Person, a corporation of which more than 50% of the outstanding capital stock having full voting power is at the time directly or indirectly owned or controlled by such Person.
                 "Subsidiary Guarantees" means those guarantees contemplated to be required to be issued by certain Nextel

Subsidiaries pursuant to the terms, and in the circumstances described, in
Section 1009 and elsewhere in the First Nextel Indenture.
                 "Substitute Subsidiary" has the meaning assigned to such term in Section 6.5(e).
                 "Surviving Corporation" has the meaning assigned to such term in Section 1.1 hereof.
                 "Tax Returns" has the meaning assigned to such term in Section
3.13 hereof.
                 "Taxes" has the meaning assigned to such term in Section 3.13 hereof.
                 "Third Party Managers" has the meaning assigned to such term in Section 3.15 hereof.
                 "1994 10-K" has the meaning assigned to such term in Section
3.7 hereof.
                 10.2     Other Definitional Provisions.
                          (a)     All terms defined in this Agreement shall
have the defined meanings when used in any certificate, report or other document made or delivered pursuant hereto or thereto, unless the context otherwise requires.
                          (b)     Terms defined in the singular shall have a
comparable meaning when used in the plural, and vice versa.
                          (c)     All matters of an accounting nature in
connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP.
                          (d)     As used herein, the neuter gender shall also
denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.
                          (e)     The words "hereof", "herein" and "hereunder",
and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                     ARTICLE XI.  TERMINATION/EFFECTIVENESS

                 11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:
                          (a)     By mutual written consent of the parties
authorized by their respective Boards of Directors, at any time prior to the Closing.
                          (b)     Prior to the Closing, by written notice to
AMS from Nextel authorized by the Board of Directors of Nextel, if (i) there is a material breach of any representation, warranty, covenant or agreement on the part of AMS set forth in this Agreement, or if a representation or warranty of AMS shall be untrue in any material respect, in either case such that the condition specified in Sections 9.2(a) or 9.2(b) cannot be satisfied at Closing, except that, if such breach is curable by the breaching party through the exercise of its reasonable best efforts, then, for up to 30 days, but only as long as the breaching party continues to exercise such reasonable best efforts, Nextel may not terminate this Agreement under this Section 11.1(b)(i),
(ii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body, (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction, or (iv) the record date (as originally set or as changed) for the Special Meeting is a date on which the AMS Common Stock is not listed on the Nasdaq National Market (without regard to whether Nextel has consented to the setting or changing of such record date).

                          (c)     Prior to the Closing, by written notice to
Nextel from AMS authorized by its Board of Directors, if (i) there is a material breach of any representation, warranty, covenant or agreement on the part of Nextel or Newco, set forth in this Agreement, or if a representation or warranty of Nextel or Newco, shall be untrue in any material respect, in either case such that the condition specified in Sections 9.3(a) or 9.3(b) cannot be satisfied at Closing, except that, if such breach is curable by the breaching party through the exercise of its reasonable best efforts then for up to 30 days, but only as long as the breaching party continues to exercise such reasonable best efforts, AMS may not terminate this Agreement under this
Section 11.1(c)(i),(ii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body, (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction or (iv) the condition set forth in Section 9.1(i) hereof has not been satisfied on or prior to September 15, 1995.


                          (d)     By action of the Board of Directors of either
Nextel or AMS if (i) the Merger shall not have been consummated by September 30, 1995, (ii) the Merger Agreement is not approved by the requisite vote of AMS stockholders following the vote thereon at the Special Meeting, (iii) any consent required to be obtained under the Nextel Indentures is not obtained on or prior to September 15, 1995 (except that AMS may not terminate this Agreement pursuant to this clause (iii) if the consent which is not obtained is requested by reason of the existence of Debt that does not satisfy the condition set forth in Section 9.2(i)) or (iv) the Proxy Statement/Prospectus has not been mailed to AMS stockholders on or prior to July 31, 1995 (provided that the right to terminate this Agreement under this Section 11.1(d) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the event described in clause
(i), (ii), (iii) or (iv) above, and such event is the basis upon which such party proposes to terminate this Agreement).


         11.2 Effect. Any termination of this Agreement, however effected, shall not release any of Nextel, Newco or AMS from any liability or other consequences arising from any breach or violation by any such party of the terms of this Agreement prior to the effective time of such termination, nor shall any such termination release any party from its obligations or duties under this Agreement which, by their terms and/or expressed intent, may require performance subsequent to any such termination, and all provisions of this Agreement which set forth such obligations or duties (including, without limitation, Sections 7.1 and 7.8 and, to the extent provided therein, in Section 12.10) and such other general or procedural provisions which may be relevant to any attempt to enforce such obligations or duties, shall survive any such termination of this Agreement until such obligations or duties shall have been performed or discharged in full.
                          ARTICLE XII.  MISCELLANEOUS

                 12.1 Communications. Except as otherwise specifically provided in this Agreement, all communication hereunder shall be in writing (including telegraphic communication) and shall be sent by first-class mail, telegraph, facsimile or overnight courier or delivered in person to AMS at 20120-C Warner Center Lane, Woodland Hills, California 91367-5002, Attention:
Mr. Richard Somers, with copies to (i) Alice Cheung, Treasurer of AMS and (ii) Baker & Botts, L.L.P., 885 Third Avenue, Suite 1900, New York, New York 10022,
Attention: Robert W. Murray Jr., Esq.; and to Nextel and Newco at 201 Rte. 17 North, Rutherford, New Jersey 07070, Attention: General Counsel, with a copy to Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Avenue,

Cleveland, Ohio 44114, Attention: Jeanne M. Rickert, Esq., or to such other addresses as AMS, Nextel or Newco may designate by notice in writing. Notices shall be deemed to have been given when received.
                 12.2 Non-Waiver of Remedies and Actions. No course of dealing between AMS and Nextel and/or Newco with respect to any of the transactions contemplated herein, or any delay on the part of either such party in exercising any rights available to such party shall operate as a waiver of any right of such party, except to the extent expressly waived in writing by such party.
                 12.3 Headings. The headings in this Agreement are for purposes of reference only and shall not be considered in construing this Agreement.
                 12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original and all together shall constitute one instrument.
                 12.5 Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall bind and inure to the benefit of AMS', Newco's and Nextel's respective successors and permitted assigns; provided that, except as expressly provided herein, none of AMS, Newco or Nextel shall assign any of its rights hereunder or any interest herein without obtaining the written consent of the others to such assignment, and any purported assignment made without obtaining such written consent shall be null and void.

                 12.6 Enforceability. If any term or provision of this Agreement, or the application thereof to any Person or circumstance, shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Agreement or application to other Persons and circumstances shall not be invalidated thereby, and each term and provision hereof shall be construed with all other remaining terms and provisions hereof to effect the intent of the parties hereto to the fullest extent permitted by law.
                 12.7 Law Governing. This Agreement shall be construed and enforced in accordance with and shall be governed by the laws of the State of Delaware applicable to contracts executed by residents of that state, and fully to be performed, in that state.
                 12.8 Communications Act. Nothing in this Agreement is intended or shall be construed to diminish or affect the control of AMS or any of its Subsidiaries, or of Nextel or any of its Subsidiaries, over any FCC Licenses held by any of them in any manner prohibited by the Communications Act of 1934, as amended, or the rules and regulations issued by the FCC.
                 12.9 Expenses. Except as expressly provided otherwise herein or therein, each of AMS and Nextel shall bear its own costs and expenses incurred by each of them in connection with the negotiation, preparation, execution, delivery, performance or other activity connected with this Agreement.
                 12.10 Entire Agreement. (a) This Agreement, the Original Warrant, and the Side Agreement contain the entire agreement between AMS, Nextel and Newco with respect to the transactions contemplated hereby and thereby, and, except to the extent specifically set forth herein, such agreements supersede all other prior agreements (including, without limitation, the Current Letter Agreement, the Prior Letter Agreement and the Stock Purchase Agreement) between or among any of such parties with respect to these matters.
                          (b)     The parties hereto confirm that the Original
Warrant and the Side Agreement, as conformed and in effect at the execution and delivery hereof, are as set forth in Annexes 1 and 2 hereto.
                 12.11 Publicity. So long as this Agreement is in effect, AMS and Nextel shall consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement.
                 12.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement, the Option Agreement or the Side Agreement were not performed in accordance with its specific terms or were otherwise breached. It is agreed accordingly that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, the Option Agreement or the Side Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each party acknowledges that neither party shall be required to allege or to prove the inadequacy of money damages as a remedy to seek any appropriate form of equitable relief or remedy.
                 12.13 Amendments. Neither this Agreement, the Option Agreement nor the Side Agreement may be amended, except pursuant to an instrument in writing signed by each of AMS, Nextel and Newco.
                 12.14  Third-Party Beneficiaries.  Except as set forth in
Article II, no parties other than AMS, Newco and Nextel shall have any rights, or be entitled to enforce any provisions, under this Agreement; provided that with respect to Section 6.5 hereof, as to which the appropriate directors and officers of AMS are intended beneficiaries, such Persons may enforce the provisions of such Section 6.5 against the Surviving Corporation as provided therein and such Section 6.5 may not be amended as to any such director or officer without the affected director's or officer's consent.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                  AMERICAN MOBILE SYSTEMS
                                     INCORPORATED



                                  By:  /s/ Richard G. Somers
                                      ------------------------------------------
                                      Name:  Richard G. Somers
                                      Title: President and
                                             Chief Executive Officer


                                  NEXTEL COMMUNICATIONS, INC.



                                  By:  /s/ Brian D. McAuley
                                      ------------------------------------------
                                      Name:  Brian D. McAuley
                                      Title: President


                                  MOBILE COMMUNICATIONS OF FLORIDA, INC.



                                  By:  /s/ Brian D. McAuley
                                      ------------------------------------------
                                      Name:  Brian D. McAuley
                                      Title: President